UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240 14a-12

Black Stone Minerals, L.P.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Black Stone Minerals, L.P.

1001 Fannin Street

Suite 2020

Houston, Texas 77002

April 26, 2017

NOTICE OF ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON JUNE 8, 2017

Dear Unitholders of Black Stone Minerals, L.P.:

Notice is hereby given that the 2017 annual meeting of limited partners (the “Annual Meeting”) of Black Stone Minerals, L.P. (the “Partnership”) will be held on June 8, 2017, at 2:00 p.m., local time, at the Hilton Americas-Houston, 1600 Lamar Street, Houston, Texas, 77010, for the following purposes:

1.	to elect directors to the Board of Directors (the “Board”) of Black Stone Minerals GP, L.L.C., the general partner of the Partnership (the “General Partner”), each to serve until the 2018 annual meeting of limited partners and thereafter until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, or removal;

2.	to ratify the appointment of Ernst & Young LLP (“Ernst & Young”) as the Partnership’s independent registered public accounting firm for the year ending December 31, 2017; and

3.	to transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The Board of the General Partner has fixed the close of business on April 10, 2017 as the record date for the Annual Meeting. Holders of record of the Partnership’s common units, subordinated units, and preferred units as of the close of business on such date are entitled to notice of, and to vote at, the Annual Meeting.

Pursuant to the rules adopted by the Securities and Exchange Commission, the Partnership is providing access to its proxy materials primarily via the Internet, rather than mailing paper copies of these materials to each unitholder. On or about April 26, 2017, the Partnership began mailing a Notice of Internet Availability of Proxy Materials to its unitholders of record detailing how to access the proxy materials electronically and how to submit a proxy by telephone, Internet, or mail or vote in person at the Annual Meeting. The Notice of Internet Availability of Proxy Materials also provides instructions on how to request and obtain paper copies of the proxy materials.

If your units are held in street name, you will receive instructions from the holder of record detailing how to direct the voting of your units. Internet and/or telephone voting will also be offered to unitholders holding units in street name.

The Partnership urges you to review the proxy materials carefully and to submit your proxy or voting instructions as soon as possible so that your units will be represented at the Annual Meeting.

By Order of the Board of the General Partner,

Steve Putman

Senior Vice President, General Counsel, and

Secretary of Black Stone Minerals GP, L.L.C.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON JUNE 8, 2017

The Notice of Annual Meeting, the Proxy Statement, a form of proxy card, and the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016 are available at http://www.astproxyportal.com/ast/20065/.

Black Stone Minerals, L.P.

1001 Fannin Street

Suite 2020

Houston, Texas 77002

PROXY STATEMENT

FOR

ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON JUNE 8, 2017

i

ii

Black Stone Minerals, L.P.

1001 Fannin Street

Suite 2020

Houston, Texas 77002

PROXY STATEMENT

FOR

ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON JUNE 8, 2017

Unless the context clearly indicates otherwise, references in this Proxy Statement to “BSMC” or “our predecessor,” refer to Black Stone Minerals Company, L.P. and its subsidiaries for time periods prior to the initial public offering of Black Stone Minerals, L.P. on May 6, 2015 (the “IPO”), and references to “we,” “our,” “us,” “the Partnership,” or like terms refer to Black Stone Minerals, L.P. and its subsidiaries for time periods subsequent to the IPO.

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Black Stone Minerals GP, L.L.C., our general partner (the “General Partner”), for use at our 2017 annual meeting of limited partners (the “Annual Meeting”) to be held on June 8, 2017, at 2:00 p.m., local time, at the Hilton Americas-Houston, 1600 Lamar Street, Houston, Texas, 77010, and at any adjournment or postponement thereof. On or about April 26, 2017, we began mailing a Notice of Internet Availability of Proxy Materials to our unitholders of record detailing how to access the proxy materials electronically and how to submit a proxy by telephone, Internet, or mail or vote in person at the Annual Meeting. The Notice of Internet Availability of Proxy Materials also provides instructions on how to request and obtain paper copies of the proxy materials.

If your units are held in street name, you will receive instructions from the holder of record detailing how to direct the voting of your units. Internet and/or telephone voting will also be offered to unitholders holding units in street name.

GENERAL INFORMATION

Purpose of the Annual Meeting

The purpose of the Annual Meeting is for our unitholders to consider and act upon the proposals described in this Proxy Statement and upon any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. In addition, management will report on our performance and respond to questions from unitholders.

Proposals to be Voted Upon at the Annual Meeting

At the Annual Meeting, unitholders will be asked to consider and vote upon the following proposals:

1.	Proposal 1: to elect directors to the Board of the General Partner, each to serve until the 2018 annual meeting of limited partners (the “2018 Annual Meeting”) and thereafter until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, or removal; and

2.	Proposal 2: to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2017.

In addition, any other matters that properly come before the Annual Meeting or any adjournments or postponements thereof will be considered. Management is not presently aware of any other business to properly come before the Annual Meeting.

Recommendation of the Board

The Board recommends that you vote “FOR ALL” the director nominees to the Board of the General Partner set forth in this Proxy Statement (Proposal 1) and “FOR” the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2017 (Proposal 2).

Right to Vote

Pursuant to the First Amended and Restated Agreement of Limited Partnership of Black Stone Minerals, L.P., dated May 6, 2015, as amended (the “Partnership Agreement”), only holders of common units, subordinated units, and preferred units on the Record Date (as defined below) are entitled to notice of, and to vote at, the Annual Meeting. Such unitholders will vote together as a single class. Holders of common units and subordinated units are entitled to one vote per unit at the Annual Meeting, and holders of preferred units are entitled to vote their preferred units on an “as-converted basis.” The preferred units have a conversion rate of 30.3431 common units and 39.7427 subordinated units per preferred unit.

If any person or group (other than persons or groups who acquired their units with the prior approval of the Board of the General Partner) beneficially owns 15% or more of any class of common units, subordinated units, or preferred units as of the Record Date, that person or group will not be entitled to notice of, and to vote at, the Annual Meeting.

In addition, solely with respect to the election of directors, the Partnership Agreement provides that we and the General Partner are not entitled to vote our units, if any, and such units will not be counted when calculating the required votes for the election of directors and will not be deemed outstanding for purposes of determining a quorum for the Annual Meeting. These units will not be treated as a separate class of partnership securities for purposes of the Partnership Agreement.

The Board has fixed the close of business on April 10, 2017 as the record date (the “Record Date”) for the determination of unitholders entitled to notice of, and to vote at, the Annual Meeting. As of close of business on the Record Date, there were outstanding and entitled to vote 97,494,130 common units held by 465 holders of record, 95,125,177 subordinated units held by 934 holders of record, and 33,050 preferred units held by 148 holders of record (representing 1,002,841 common units and 1,313,489 subordinated units on an as-converted basis). In the aggregate, as of the Record Date, there were outstanding and entitled to vote 194,935,637 units held by 945 holders of record.

A list of holders of record as of the Record Date will be available for inspection during ordinary business hours at our offices located at 1001 Fannin Street, Suite 2020, Houston, Texas, 77002 from April 26, 2017 to the date of our Annual Meeting. A copy of this list will be provided to you at no charge upon written request to Investor Relations at Black Stone Minerals, L.P. at the above listed address. The list will also be available for inspection by any unitholder present at the Annual Meeting.

Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Voting Procedures

Registered Holders

If, on the Record Date, you hold units that are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a registered holder with respect to those units and entitled to notice of and to vote at the Annual Meeting. On or about April 26, 2017, we began mailing a Notice of Internet Availability of Proxy Materials to our registered holders of record detailing how to access the proxy materials electronically and how to submit a proxy by telephone, Internet, or mail or vote in person at the Annual Meeting. As a registered holder of record, you may vote your units by one of the following methods:

•	By Internet. You may submit a proxy electronically via the Internet by following the on-screen instructions at www.voteproxy.com. Please have your Notice of Internet Availability of Proxy Materials, which includes your personal control number, in hand when you log onto the website. Internet voting facilities will close and no longer be available on the date and time specified on the Notice of Internet Availability of Proxy Materials.

•	By Telephone. You may view the proxy materials and obtain the toll free number to call at www.voteproxy.com. Telephone voting facilities will close and no longer be available on the date and time specified on the proxy card.

•	By Mail. If you request paper copies of the proxy materials, you may submit a proxy by signing, dating, and returning the proxy card in the pre-addressed envelope. If you wish to cumulate your votes, you must vote by using the proxy card rather than voting by telephone or the Internet.

•	In Person. You may vote in person at the Annual Meeting by completing a ballot which will be provided at the Annual Meeting. However, attending the meeting without completing a ballot will not count as a vote. Please read “—Annual Meeting Admission.”

If you submit a proxy but do not give voting instructions as to how your units should be voted on a particular proposal at the Annual Meeting, your units will be voted in accordance with the recommendation of the Board as stated in this Proxy Statement. If you do not submit a proxy or attend the meeting and vote in person, your units will not be voted on the proposals or counted for the purpose of establishing a quorum at the Annual Meeting.

If you receive more than one Notice of Internet Availability of Proxy Materials, it is because your units are registered in more than one name or are registered in different accounts. Please follow the instructions on each Notice of Internet Availability of Proxy Materials received to ensure that all of your units are voted.

Beneficial Owners

If you hold units in an account with a brokerage firm, bank, or other nominee, then you are a beneficial owner with respect to these units and hold such units in “street name.” If you are a beneficial owner of units on the Record Date, the brokerage firm, bank, or other nominee (the “intermediary”) will provide instructions detailing how to direct the voting of your units through the intermediary. The intermediary that holds your units is considered the holder of record for purposes of voting at the Annual Meeting. Internet and/or telephone voting will also be offered to unitholders holding units in street name.

As a beneficial owner, you are also invited to attend the Annual Meeting. However, since you are not the holder of record, you may not vote your units in person at the Annual Meeting unless you obtain a signed proxy from the intermediary giving you the right to vote the units. Please read “—Annual Meeting Admission.”

If you do not vote your units in person or instruct the intermediary how to vote your units, the intermediary may vote your units as they decide for each matter for which they have discretionary authority under New York Stock Exchange (“NYSE”) rules. The election of directors (Proposal 1) is a non-discretionary matter for which intermediaries do not have discretionary authority to vote unless they receive timely instruction from you. As such, for Proposal 1 to be voted on at the Annual Meeting, you must provide timely instructions on how the intermediary should vote your units. When an intermediary does not have discretion to vote on a particular matter, you have not given timely instructions on how the intermediary should vote your units, and the intermediary indicates it does not have authority to vote such units on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the Annual Meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters, and, as such, broker non-votes will not be counted as a vote “FOR” or “AGAINST” the election of directors. The ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2017 (Proposal 2) is a discretionary matter on which intermediaries may vote in the absence of timely instructions from you.

Annual Meeting Admission

Only unitholders of record or their legal proxy holders as of the Record Date or our invited guests may attend the Annual Meeting in person. If you plan to attend the Annual Meeting in person (regardless of whether you intend to vote your units in person at the Annual Meeting), you must present a valid form of government-issued photo identification. If you wish to attend the Annual Meeting and your units are held in street name with an intermediary, you will need to bring a copy of your brokerage statement or other documentation reflecting your unit ownership as of the Record Date.

The Annual Meeting will be held at the Hilton Americas-Houston, 1600 Lamar Street, Houston, Texas, 77010.

Revoking Your Proxy

If you are a registered holder, you may change your vote or revoke your proxy at any time before the units are voted at the Annual Meeting by:

•	timely delivering a valid, later-dated, executed proxy card;

•	timely submitting a proxy with new voting instructions through the Internet or by telephone;

•	voting in person at the Annual Meeting by completing a ballot (attending the meeting without completing a ballot will not revoke any previously submitted proxy); or

•	filing a written notice of revocation on or before the date of the Annual Meeting with the General Counsel of Black Stone Minerals, L.P. at 1001 Fannin Street, Suite 2020, Houston, Texas, 77002.

If you are a beneficial owner and you submit voting instructions to your intermediary, you may change your vote by submitting new voting instructions in accordance with such intermediary’s procedures.

Quorum

The holders of a majority of the common units, subordinated units, and preferred units (on an as-converted basis), in the aggregate, represented in person or by proxy shall constitute a quorum at the Annual Meeting, unless any such action requires approval by holders of a greater percentage of the units in which case the quorum shall be the greater percentage. Proxies received but marked as abstentions and broker non-votes will be included in the number of units considered to be present at the Annual Meeting for purposes of establishing a quorum. The unitholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough unitholders to leave less than a quorum. In the absence of a quorum, the Annual Meeting may be adjourned from time to time until a quorum is obtained, but no other business may be transacted, except as otherwise provided in the Partnership Agreement.

Required Votes

Election of Directors (Proposal 1)

Pursuant to the Partnership Agreement, the directors of the Board of the General Partner are elected by a plurality of the votes cast by the unitholders entitled to vote at the Annual Meeting. Each unitholder entitled to vote at the Annual Meeting is entitled to cumulate his or her votes in the election of directors and give one candidate, or divide among any number of candidates, a number of votes equal to the product of (x) the number of common units, subordinated units, and preferred units (on an as-converted basis) held by the unitholder, multiplied by (y) the number of directors to be elected at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of establishing quorum but otherwise will have no effect on the election of directors. In addition, as described below under “Majority Voting Policy,” each of the incumbent director nominees is required to tender his or her resignation as a director if he or she fails to receive at least a majority vote election to the Board of the General Partner.

Ratification of our Independent Registered Public Accounting Firm (Proposal 2)

Pursuant to the Partnership Agreement, the proposal to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2017 requires approval by the holders of a majority of the common units, subordinated units, and preferred units (on an as-converted basis) entitled to vote at the Annual Meeting. Abstentions will be counted for purposes of establishing quorum but otherwise will have no effect on this proposal. Because intermediaries will have discretion to vote units without the direction of their clients with respect to this proposal, there will not be any broker non-votes with respect to this proposal.

Solicitation of Proxies

This solicitation of proxies is being made by the Board of the General Partner, and we will bear all costs incurred in the solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our units. We may solicit proxies by mail, telephone, or via the Internet through our executive officers, directors, and other management employees, who will receive no additional compensation for their services.

2016 Annual Report

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 is available on our website at www.blackstoneminerals.com in the “SEC Filings” subsection of the “Investors” section. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be furnished at no charge to each unitholder to whom a Notice of Internet Availability of Proxy Materials is delivered upon the written request of such person addressed to Investor Relations at Black Stone Minerals, L.P., 1001 Fannin Street, Suite 2020, Houston, Texas, 77002.

PROPOSAL 1—ELECTION OF DIRECTORS

At the recommendation of the nominating and governance committee of the Board, the Board of the General Partner has nominated the following individuals for election as directors of the Board of the General Partner, each to serve until the 2018 Annual Meeting and thereafter until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, or removal:

William G. Bardel

Carin M. Barth

Thomas L. Carter, Jr.

D. Mark DeWalch

Ricky J. Haeflinger

Jerry V. Kyle, Jr.

Michael C. Linn

John H. Longmaid

William N. Mathis

William E. Randall

Alexander D. Stuart

Allison K. Thacker

Each director nominee, other than William E. Randall, is currently serving on the Board of the General Partner. Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described below in each director’s biographical information under the heading “Executive Officers and Directors.”

The election of directors in this Proposal 1 requires the affirmative vote of a plurality of the votes cast by the unitholders entitled to vote at the Annual Meeting. Each unitholder entitled to vote at the Annual Meeting is entitled to cumulate his or her votes in the election of directors and give one candidate, or divide among any number of candidates, a number of votes equal to the product of (x) the number of common units, subordinated units, and preferred units (on an as-converted basis) held by the unitholder, multiplied by (y) the number of directors to be elected at the Annual Meeting. Abstentions and broker non-votes will have no effect on the election of directors. In addition, as described below under “Majority Voting Policy,” each of the incumbent director nominees is required to tender his or her resignation as a director if he or she fails to receive at least a majority vote election to the Board of the General Partner.

Unless otherwise indicated on the proxy, the persons named as proxies will vote “FOR ALL” of the nominees listed above. Although we have no reason to believe that any of the nominees will be unable to serve if elected, should any of the nominees become unable to serve prior to the Annual Meeting, the proxies will be voted for the election of such other persons as may be nominated by the Board of the General Partner.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR ALL” OF THE DIRECTOR NOMINEES.

EXECUTIVE OFFICERS AND DIRECTORS

The following table shows information for the executive officers, directors and director nominees of the General Partner. Executive officers serve at the discretion of the Board. Directors hold office until their successors are duly elected and qualified. There are no family relationships among any of our directors or executive officers.

Name	Age as of the Annual Meeting	Position With The General Partner
Thomas L. Carter, Jr.*	65	President, Chief Executive Officer, and Chairman
Jeffrey P. Wood	46	Senior Vice President and Chief Financial Officer
Holbrook F. Dorn	40	Senior Vice President, Business Development
Brock Morris	53	Senior Vice President, Engineering and Geology
Steve Putman	42	Senior Vice President, General Counsel, and Secretary
Dawn K. Smajstrla	46	Vice President and Chief Accounting Officer
William G. Bardel*	77	Director
Carin M. Barth*	54	Director
D. Mark DeWalch*	55	Director
Ricky J. Haeflinger*	61	Director
Jerry V. Kyle, Jr.*	56	Director
Michael C. Linn*	65	Director
John H. Longmaid*	71	Director
William N. Mathis*	51	Director
William E. Randall *	50	Director Nominee
Alexander D. Stuart*	66	Director
Allison K. Thacker*	43	Director

*	Nominated for election to the Board at the 2017 Annual Meeting.

Thomas L. Carter, Jr. Mr. Carter has served as President, Chief Executive Officer, and Chairman of the General Partner since November 2014. Mr. Carter founded BSMC, our predecessor, and served as President, Chief Executive Officer and Chairman of Black Stone Natural Resources, L.L.C. (“BSNR”), the former general partner of BSMC, from 1998 to 2015. Mr. Carter served as Managing General Partner of W.T. Carter & Bro. from 1987 to 1992 and Black Stone Energy Company from 1980 to present, both of which preceded the General Partner. Mr. Carter founded Black Stone Energy Company, BSMC’s operating and exploration subsidiary, in 1980. From 1978 to 1980, Mr. Carter served as a lending officer in the Energy Department of Texas Commerce Bank in Houston, Texas, after serving in various other roles from 1975. Mr. Carter received M.B.A. and B.B.A. degrees from the University of Texas at Austin. Mr. Carter has been a director of Carrizo Oil & Gas Inc. since 2005. He has served in various capacities at Episcopal High School in Houston, Texas since 2004, including as a Trustee and a member of its executive committee, and as a Trustee of St. Edward’s University since 2009. Mr. Carter has been a trustee of a nonprofit since 1998, and was elected to a four-year term as president of the board of trustees of the nonprofit in 2013. Mr. Carter also serves on the University of Texas at Austin Internal Audit Committee and the University Lands Advisory Board.

Mr. Carter’s extensive industry and executive management experience and his background in finance qualify him to serve on the Board.

Jeffrey P. Wood. Mr. Wood has served as Senior Vice President and Chief Financial Officer of the General Partner since November 2016. Mr. Wood has over 20 years of senior financial leadership and capital markets experience, most recently as Executive Vice President and Chief Financial Officer of Siluria Technologies, Inc., a leading innovator of process technologies for the energy and petrochemical industries. Prior to Siluria, Mr. Wood was Senior Vice President and Chief Financial Officer of Eagle Rock Energy Partners, a publicly traded master limited partnership with upstream, midstream, and minerals operations. Prior to Eagle Rock, Mr. Wood spent 11 years at Lehman Brothers Holdings, Inc. in a number of investment banking and investment management positions focused primarily on the MLP sector. Mr. Wood started his career in public accounting with Price Waterhouse LLP. He has an MBA from the University of Chicago, Booth School of Business and a BA from Baylor University. Mr. Wood also serves as a member of the board of directors of the general partner of USD Partners LP, and serves as chairman of the audit committee and as a member of the conflicts committee.

Holbrook F. Dorn. Mr. Dorn has served as Senior Vice President, Business Development of the General Partner since November 2014. Mr. Dorn served as Senior Vice President, Business Development of BSNR from 2010 to 2015. Prior to serving as Senior Vice President of BSNR, Mr. Dorn served as Vice President, Business Development from 2008 through 2010. He was also previously employed at BSMC from 2002 to 2004 as an Associate in Business Development. Mr. Dorn also served at Touradji Capital Management, LP from 2006 to 2008. Mr. Dorn received a B.B.A. from the University of Texas at Austin and an M.B.A. from Columbia University.

Brock Morris. Mr. Morris has served as Senior Vice President, Engineering and Geology of the General Partner since November 2014. Mr. Morris served as Senior Vice President, Engineering and Geology of BSNR from 2013 to 2015. From 2006 to 2013, Mr. Morris served as Managing Director—Exploration and Production of Quintana Capital Group and its energy-focused private equity funds, overseeing all upstream oil and natural gas investments. He served as Vice President, Exploration and Production of Quintana Minerals Corporation from 1995 to 2006 and in various engineering and management roles at Quintana Petroleum Corporation from 1985 to 1995. Mr. Morris received a B.S. in Petroleum Engineering from Texas A&M University.

Steve Putman. Mr. Putman has served as Senior Vice President, General Counsel, and Secretary of the General Partner since November 2014. Mr. Putman served as Senior Vice President, General Counsel, and Secretary of BSNR from 2013 to 2015. Prior to joining BSMC, Mr. Putman was Managing Director and General Counsel of Quintana Capital Group from 2008 to 2013 and Vice President, General Counsel, and Secretary of Quintana Maritime Limited from 2005 to 2008. He also worked as an associate at Vinson & Elkins L.L.P. from 2001 to 2005 and Mayer Brown LLP from 2000 to 2001. Mr. Putman received a B.A. from the University of Texas at Austin and a J.D. from the University of Chicago. He is licensed to practice law in the states of Texas and Illinois.

Dawn K. Smajstrla. Ms. Smajstrla has served as Vice President and Chief Accounting Officer of the General Partner since September 2015. Prior to joining the General Partner, she was employed at LRR Energy, LP from December 2013 to September 2015 as Vice President, Controller, and Chief Accounting Officer. She also worked at Goodrich Petroleum from 2010 through 2013 as Vice President, Controller, and Principal Accounting Officer. Ms. Smajstrla was employed by Anadarko Petroleum from 2008 to 2010 in financial reporting and corporate audit roles. Prior to joining Anadarko, Ms. Smajstrla worked in various financial reporting and corporate accounting roles for 13 years. Ms. Smajstrla received B.S. and M.B.A. degrees from The University of Houston. Ms. Smajstrla is a Certified Public Accountant.

William G. Bardel. Mr. Bardel has served as director of the General Partner since March 2015. Mr. Bardel served as director of BSNR from 2004 to 2015. He has acted as a financial consultant to a number of educational institutions since 2006. He previously served as the Chief Financial Officer of the Lawrenceville School, a preparatory high school in Lawrenceville, New Jersey, from 1994 until 2006. The Lawrenceville School had an annual budget of $40 million and an endowment of $200 million. Mr. Bardel served as a director of Hudson City Bancorp, Inc. from 2003 to 2015. From 1988 until 1994, Mr. Bardel was the head of the Government Advisory Group of Lehman Brothers in London, England. From 1984 to 1994, Mr. Bardel served as a managing director of Lehman Brothers. A graduate of Yale University, Mr. Bardel has a Masters degree from Oxford University where he was a Rhodes Scholar. Mr. Bardel received his J.D. from Harvard Law School.

Mr. Bardel brings valuable expertise to the Board of the General Partner due to his high level of familiarity with financial control issues and strategic planning, including time as a director for financial institutions.

Carin M. Barth. Ms. Barth has served as a director of the General Partner since March 2015. She has served as President of LB Capital, Inc., a private capital firm she co-founded in 1988, since 2005. She has also served on the boards of directors of the Ronald McDonald House of Houston since 2007; Strategic Growth Bank Incorporated and its affiliate, Capital Bank, N.A., since 2010; The Welch Foundation since 2012; Enterprise Products Holdings LLC since 2015; and Group 1 Automotive, Inc. since 2017. Ms. Barth served on the board of directors of Western Refining, Inc., a public crude oil refiner and marketer of refined products, from 2006 to 2016 and the Bill Barrett Corporation, a public oil and natural gas exploration and development company, from 2012 to 2016. From March 2008 to May 2014, she served as a Commissioner to the Department of Public Safety for the State of Texas. She served as a member of the Board of Regents of Texas Tech University from 1999 to 2005 and was Chairman of the University’s endowment from 2001 to 2005, 2006 to 2010, and was again appointed as Chairman in 2012. During 2004 to 2005, Ms. Barth took a leave of absence from LB Capital, Inc., to serve as Chief Financial Officer of the U.S. Department of Housing and Urban Development in Washington, D.C. From September 2006 to July 2007, she also served as Interim Senior Vice President of Finance and Administration (CFO) at Texas Southern University. Ms. Barth also served as a director of Encore Bancshares, Inc., a financial holding and wealth management company, from 2009 to 2012 and Amegy Bank of Texas from 2001 to 2005. Except as listed above, Ms. Barth has not served as a director of a publicly traded company or a registered investment company in the past five years.

Ms. Barth’s experience in varied financial matters, including as chief financial officer for several entities, her experience with mergers and acquisitions, her experience in operating a private capital company and her service on numerous public and private company boards are key attributes, among others, that make her well qualified to serve on the Board of the General Partner.

D. Mark DeWalch. Mr. DeWalch has served as director of the General Partner since March 2015. Mr. DeWalch served as director of BSNR from 2009 to 2015. Mr. DeWalch has served as Executive Vice President and Chief Financial Officer of DeWalch Technologies, Inc. since 1993 and has been a co-owner of DeWalch Technologies, Inc. since 1995. Mr. DeWalch has served on the board of directors of DeWalch Technologies, Inc. since 1985. Mr. DeWalch also serves as President of DeWalch Holdings LLC and is co-owner of DeWalch Holdings LLC. Mr. DeWalch is Executive Vice President and co-owner of DeWalch FM LLC. Mr. DeWalch began his career in commercial banking in New York with the Irving Trust Company where he served as a lending officer. Mr. DeWalch received M.B.A. and B.B.A. degrees from the University of Texas at Austin.

Mr. DeWalch provides valuable financial expertise to the Board of the General Partner due to his background in commercial banking, as well as a unique operational perspective due to his experience with DeWalch Technologies, Inc.

Ricky J. Haeflinger. Mr. Haeflinger has served as a director of the General Partner since March 2015. Mr. Haeflinger served as a director of BSNR from January 2013 to 2015. Since 2012 and 2011, respectively, he has served as a Senior Investment Officer and Assistant Treasurer for Mayo Clinic, a non-profit, world-wide leader in medical care, research, and education, where he also has responsibility for Mayo Clinic Treasury Services operations, including the custodial relationship, actuarial relationship, issuance of corporate debt, and banking relationships. Mr. Haeflinger has worked continuously in the finance department of the Mayo Clinic for 21 years. Mr. Haeflinger has also served as director and Vice President of Latigo Petroleum, LLC, an independent oil and gas exploration and development company with headquarters in Odessa, Texas, since 2013.

Mr. Haeflinger brings financial expertise to the Board of the General Partner, as he holds an Accounting degree and an M.B.A., and he has 21 years’ experience working in the finance department at the Mayo Clinic.

Jerry V. Kyle, Jr. Mr. Kyle has served as director of the General Partner since March 2015. Mr. Kyle served as director of BSNR from January 2013 to 2015. Mr. Kyle has been a Partner at Andrews Kurth Kenyon LLP since 2002. Mr. Kyle received his J.D. from the University of Texas School of Law in 1990 and his B.A. from The Colorado College in 1984. He is a member of the Texas Bar Foundation and the Austin Bar Association.

Mr. Kyle’s extensive experience as a lawyer practicing in matters related to finance, lending, securities issuance and regulation, and legislative and regulatory affairs qualify him to serve on the Board of the General Partner.

Michael C. Linn. Mr. Linn has served as a director of the General Partner since March 2015. Mr. Linn served as director of BSNR from January 2013 to 2015. Mr. Linn is the founder of Linn Energy LLC and served as a director of Linn Energy LLC from December 2011 to 2017. Prior to such time, he was Executive Chairman of the Board of Directors of Linn Energy LLC since January 2010 and Chairman and Chief Executive Officer of Linn Energy, LLC from December 2007 to January 2010. Following his retirement as Executive Chairman of the Board of Linn Energy LLC in December 2011, Mr. Linn formed MCL Ventures LLC, a private investment vehicle that focuses on purchasing oil and natural gas royalty interests as well as non-operated interests in oil and natural gas wells. Mr. Linn has served as President and CEO of MCL Ventures LLC since 2012. Mr. Linn has also served as a member of the board of directors of Jagged Peak Energy since 2017, a member of the board of directors and Chairman of the Compensation Committee of Nabors Industries Ltd. since 2012, a senior advisor to Quantum Energy Partners since 2012, a member of the board of directors and Chairman of the Conflicts Committee of Western Refining GP, LLC since 2013, and a member of the board of managers for Cavallo Mineral Partners, LLC. Mr. Linn served as a member of the board of directors of Centrica plc from June 2013 to April 2016 and has also served as Chairman of the SHESEC Committee of Centrica plc. Mr. Linn received his J.D., cum laude, from the University of Baltimore School of Law in 1977 and his B.A. from Villanova University in 1974.

Mr. Linn’s many years of experience as the Chief Executive Officer of a publicly traded oil and natural gas master limited partnership, as well as his deep industry knowledge and prior public company board experience, make him particularly well suited to serve on the Board of the General Partner.

John H. Longmaid. Mr. Longmaid has served as director of the General Partner since March 2015. Mr. Longmaid served as director of W.T. Carter & Bro., a predecessor to BSMC, then BSNR from 1984 to 2015. He has been the President of John Longmaid Designs, Inc., a Maine corporation since 1982. Mr. Longmaid holds a B.S. degree in physics/environmental science from the University of Puget Sound with additional studies in physical chemistry, advanced math, and engineering. He attended post graduate studies at Washington State University.

Mr. Longmaid brings a wealth of experience to the Board due to his continuous membership on the board of directors of W.T. Carter & Bro., as well as BSNR, where he gained experience overseeing entities in the oil and natural gas industry.

William N. Mathis. Mr. Mathis has served as director of the General Partner since March 2015. Mr. Mathis served as director of BSNR from 2009 to 2015. Since 2001, he has been the managing partner of Conti Street Partners LLC, an investment company in Houston, Texas. He has served on the board of Highland Resources, Inc. since 2004 and the board of The GRB Partnership since 1998, and has been chairman of Australis Aquaculture LLC since 2009. He has also served as managing member of Wellspring Energy Partners, L.P. since 2012. Mr. Mathis served on the board of Wilson Industries Inc. from 1994 to 1998, Paradigm Services LP from 1998 to 2008, and EnTouch Communications from 1999 to 2007. In addition, Mr. Mathis served on the board and executive committee of Davidson College and currently serves on the boards of The Museum of Fine Arts – Houston, The Chinquapin School, The Brown Foundation Inc. of Houston, The Texas Medical Center, and Texas Children’s Hospital. Mr. Mathis is a graduate of Davidson College.

Mr. Mathis’s extensive experience in the oil and natural gas industry as well as extensive director-level corporate governance expertise qualify him to serve on the Board of the General Partner.

William E. Randall. Mr. Randall is a candidate to serve as director of the General Partner. Mr. Randall has been a commercial real estate developer since 2001, and owns, manages, and leases retail shopping centers in the greater Houston, Texas area in various single purpose entities not affiliated with the Partnership. Additionally, Mr. Randall is an active manager in family investments, including venture capital, farming and ranching operations, and stock portfolios. Mr. Randall is a Captain in the Naval Reserve and serves as the Commanding Officer of NR Special Operations Joint Task Force Support 17. Mr. Randall has over 25 years of service in active and reserve component commands leading troops in combat and peace time operations. Mr. Randall currently serves on the board of Annunciation Orthodox School – Houston, The Beacon of Downtown Houston, and the Wayne Duddlesten Foundation. Mr. Randall received his B.S. from the United States Naval Academy in 1990 and M.B.A. from Rice Business School in 2001.

Mr. Randall provides valuable investment and acquisition expertise to the Board of the General Partner due to his background in commercial real estate development, as well as a unique perspective due to his service as a Captain in the Naval Reserve.

Alexander D. Stuart. Mr. Stuart has served as director of the General Partner since March 2015. Mr. Stuart served as director of BSNR from 1990 to 2015. He has been the President of North Star Investments, an investment firm responsible for identifying and managing a wide variety of assets, since 2004 and has served as the managing partner of RDS Investments, a limited partnership with extensive holdings in private equity, venture capital, real estate, energy, and publicly traded stocks and bonds since 2005. Mr. Stuart became a trustee of Lake Forest College in 2012 and St. Andrews School in 2009 and serves on the endowment committees for both institutions. Since 2006, Mr. Stuart has been a director of Northwestern Lake Forest Hospital and is also a member of the investment committee for the parent organization, Northwestern Memorial Hospital. Mr. Stuart received his A.B. from Princeton University and his M.B.A. from Harvard Business School.

Mr. Stuart’s investment management experience and experience serving as a director of BSNR qualify him to serve on the Board of the General Partner.

Allison K. Thacker. Ms. Thacker has served as director of the General Partner since March 2015. Ms. Thacker served as director of BSNR from January 2013 to 2015. She joined Rice University in 2011 as Vice President for Investments and Treasurer and President of the Rice Management Company with the responsibility of managing a $5.5 billion endowment fund. Prior to joining Rice University, Ms. Thacker spent 11 years with RS Investments, a San Francisco-based investment firm specializing in public equities. At RS Investments, Ms. Thacker held roles including portfolio manager, managing director, and research analyst. In the earlier portion of her career, Ms. Thacker served as a summer analyst at Putnam Investments and as a financial analyst in the energy investment banking group at Merrill Lynch & Co. She was a founding board member of KIPP Heartwood Academy, a college preparatory charter school serving East San Jose, California and is currently a member of the KIPP Houston Advisory board and the Houston Ballet board of trustees. Ms. Thacker is a graduate of Harvard Business School, where she received an M.B.A. She has a B.A. degree in economics with honors from Rice University.

Ms. Thacker brings significant financial expertise to the Board of the General Partner due to her extensive prior experience in investment management as well as her experience as a board member of BSNR.

GOVERNANCE MATTERS

Corporate Governance Guidelines

The Board of the General Partner believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to unitholders. Our Corporate Governance Guidelines cover the following principal subjects:

•	the size of the Board;

•	qualifications and independence standards for the Board;

•	director responsibilities;

•	meetings of the Board and of non-management directors;

•	committee functions and independence of committee members;

•	compensation of the Board;

•	self-evaluation and succession planning;

•	unitholder communications with directors; and

•	access to management and to independent advisors.

The Corporate Governance Guidelines are available on our web site at www.blackstoneminerals.com under the “Corporate Governance” subsection of the “Investors” section. The Corporate Governance Guidelines will be reviewed periodically and as necessary by our nominating and governance committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of the General Partner for its approval.

The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. We believe that the Corporate Governance Guidelines comply with the NYSE rules.

Board Leadership Structure

The Board’s leadership structure does not separate the Chief Executive Officer and Chairman of the Board positions. The Board retains the authority to modify this structure as and when appropriate, and it is possible that the Board may decide to separate the Chief Executive Officer and Chairman of the Board positions in the future.

The Board believes that there is no single, generally accepted approach to providing Board leadership and that each of the possible leadership structures for a board must be considered in the context of the individuals involved and the specific circumstances facing a company as the right leadership structure may vary as circumstances change. The Board currently is of the view that it is in our best interest for the Chief Executive Officer to also serve as the Board’s Chairman. Mr. Carter serves as our President and Chief Executive Officer as well as Chairman of the Board. As the director most familiar with our business and industry and most capable of effectively identifying strategic priorities, he is best positioned to lead the Board through reviews of key business and strategic issues.

Executive Sessions of Non-Management Directors

The Board of the General Partner holds regular executive sessions in which the non-management directors meet without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. The director who presides at these meetings, the lead director, rotates among the chairpersons of the Board’s committees. The lead director is responsible for preparing an agenda for the meetings of the non-management directors in executive session. Currently, all of the non-management directors of the Board are independent under the listing requirements of the NYSE.

Risk Oversight Procedures

The Board of the General Partner as a whole oversees our assessment of major risks and the measures taken to manage such risks. For example, the Board:

•	oversees our long-term strategic plans, assesses risks that would cause us to fail to achieve our strategic plans and reviews strategies to mitigate those risks;

•	oversees management of our exposure to commodity prices through regular review of our hedging position and hedging policy;

•	monitors our liquidity profile and our compliance with the financial covenants contained in our borrowing arrangements; and

•	has established specific dollar limits on the commitment authority of members of management for certain transactions and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions.

The audit committee is responsible for overseeing and discussing with management our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps management has taken to monitor and control such exposures as well as the risks associated with our hedging strategy. The compensation committee is responsible for reviewing our incentive compensation arrangements to determine whether they encourage excessive risk-taking. It also reviews and discusses the relationship between risk management policies and practices and compensation and evaluates compensation policies and practices that could mitigate any such risk. The Board of the General Partner does not consider its role in oversight of our risk management function to be relevant to its choice of leadership structure.

Director Independence

The Board has determined that Mr. Bardel, Ms. Barth, Mr. DeWalch, Mr. Haeflinger, Mr. Kyle, Mr. Linn, Mr. Longmaid, Mr. Mathis, Mr. Randall, Mr. Stuart, and Ms.  Thacker are independent as defined by the rules of the NYSE.

Committees of the Board

The Board of the General Partner has the following standing committees: audit committee, compensation committee, and nominating and governance committee. The Board will appoint a conflicts committee as necessary. The audit committee, the compensation committee, and the nominating and governance committee each have a written charter approved by the Board of the General Partner. Each of these written charters is available on our web site at www.blackstoneminerals.com under the “Corporate Governance” subsection of the “Investors” section. Summaries of the functions performed by and the membership of each committee of the Board are set forth below.

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee
William G. Bardel		Chair
Carin M. Barth*	Chair
Thomas L. Carter, Jr.
D. Mark DeWalch			X
Ricky J. Haeflinger	X
Jerry V. Kyle, Jr.	X
Michael C. Linn		X
John H. Longmaid		X
William N. Mathis	X		Chair
Alexander D. Stuart		X
Allison K. Thacker			X

*	Financial Expert

Audit Committee

We are required to have an audit committee of at least three members, and all its members are required to meet the independence and experience standards established by the NYSE and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Ms. Barth and Messrs. Haeflinger, Mathis, and Kyle currently sit on the audit committee, with Ms. Barth acting as the committee chairperson. The Board has also determined that Ms. Barth qualifies as an “audit committee financial expert,” as such term is defined under Securities and Exchange Commission (“SEC”) rules.

The audit committee assists the Board in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) qualifications and independence of our independent registered public accounting firm, and (iv) performance of our internal audit function and independent registered public accounting firm. The audit committee has the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof performed by our independent registered public accounting firm, and pre-approve any non-audit services and tax services to be rendered by our independent registered public accounting firm. The audit committee is also responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm is given unrestricted access to the audit committee and our management, as necessary.

Compensation Committee

Because we are a limited partnership, we are not required by the rules of the NYSE to have a compensation committee or a compensation committee composed entirely of independent directors. However, we nevertheless have a compensation committee, and all of its members meet the independence standards established by the NYSE. Messrs. Bardel, Linn, Longmaid, and Stuart currently sit on the compensation committee, with Mr. Bardel acting as the committee chairperson.

The compensation committee reviews and determines the compensation for the executive officers of the General Partner and reviews and makes recommendations to the Board of the General Partner regarding director compensation. The compensation committee also administers our incentive compensation and equity-based benefit plans.

The compensation committee is delegated all authority of the Board of the General Partner as may be required or advisable to fulfill its purposes. The compensation committee may delegate to any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances. Meetings may, at the discretion of the compensation committee, include members of management, other members of the Board, consultants or advisors, and such other persons as the compensation committee believes to be necessary or appropriate. The compensation committee will consult with our Chief Executive Officer when evaluating the performance of, and setting the compensation for, our executive officers other than the Chief Executive Officer.

The compensation committee may, in its sole discretion, retain and determine funding for legal counsel, compensation consultants, as well as other experts and advisors (collectively, “Committee Advisors”), including the authority to retain, approve the fees payable to, amend the engagement with and terminate any Committee Advisor, as it deems necessary or appropriate to fulfill its responsibilities. In 2016, the compensation committee engaged Frederick W. Cook & Co., Inc. (“FW Cook”) directly as its independent compensation consultant to assist the committee with its responsibilities related to our executive officer and director compensation programs. A representative of FW Cook attends compensation committee meetings, as requested, and communicates with the chair of the compensation committee between meetings. However, the compensation committee makes all decisions regarding the compensation of our executive officers and directors. FW Cook reports directly to the compensation committee and all work conducted by FW Cook for us is on behalf of the committee.

The compensation committee regularly reviews the services provided by its outside consultant and believes that FW Cook is independent under applicable SEC rules in providing executive compensation consulting services. In making this determination, the committee noted that during fiscal 2016:

•	FW Cook did not provide any services to us or our management other than services requested by or with the approval of the compensation committee, which were limited to executive officer and director compensation consulting;

•	FW Cook maintains a conflicts policy, which was provided to the compensation committee, with specific policies and procedures designed to ensure independence;

•	We have been advised by FW Cook that the fees we paid to FW Cook in 2016 were less than 1% of FW Cook total revenue;

•	None of the FW Cook consultants working on our matters had any business or personal relationship with any compensation committee members;

•	None of the FW Cook consultants working on our matters had any business or personal relationship with any of our executive officers; and

•	None of the FW Cook consultants working on our matters owns our units.

The compensation committee continues to monitor the independence of FW Cook on a periodic basis.

Nominating & Governance Committee

Because we are a limited partnership, we are not required by the rules of the NYSE to have a nominating and governance committee or a nominating and governance committee composed entirely of independent directors. However, we nevertheless have a nominating and governance committee, and all of its members meet the independence standards established by the NYSE. Ms. Thacker and Messrs. Mathis and DeWalch currently sit on the nominating and governance committee, with Mr. Mathis acting as the committee chairperson.

The nominating and governance committee identifies individuals qualified to serve on the Board of the General Partner and recommends director nominees for each annual meeting of limited partners or for appointment to fill vacancies, oversees our governance policies, and oversees the evaluation of the Board and its committees.

Conflicts Committee

At least one independent member of the Board will serve on a conflicts committee, as necessary, to review specific matters that the Board believes may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is, in its subjective belief, not adverse to our interest. The members of the conflicts committee may not be officers or employees of the General Partner or directors, officers, or employees of its affiliates and must meet the independence standards established by NYSE and the Exchange Act rules to serve on an audit committee of a board of directors, along with the requirements in the Partnership Agreement. Any matters approved by the conflicts committee will be conclusively deemed to be approved by us and all of our unitholders and not a breach by the General Partner of any duties or contractual obligations it may owe us or our unitholders.

During the 2016 fiscal year, the Board of the General Partner formed an ad hoc conflicts committee composed of Messrs. Bardel and Stuart and Ms. Barth.

Board and Committee Meeting Attendance

During the 2016 fiscal year, the Board of the General Partner held 13 regularly scheduled and special meetings of the full Board, the audit committee held 9 meetings, the compensation committee held 6 meetings, the nominating and governance committee held 4 meetings and the conflicts committee held 13 meetings. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which they served.

Director Attendance at Annual Meetings of Limited Partners

Directors are encouraged, but not required, to attend the annual meetings of limited partners. Eight directors attended the Partnership’s 2016 annual meeting.

Director Nominations

Nominations of persons for election to the Board of the General Partner may be made at an annual meeting of the limited partners or, provided that the Board or unitholders have determined that directors will be elected at such a meeting, a special meeting of the limited partners, in any such case only pursuant to the General Partner’s notice of meeting (or any supplement thereto), (a) by or at the direction of the Board or any committee thereof, or (b) by any unitholder or group of unitholders who (1) is entitled to vote at the meeting, (2) complies with the notice procedures set forth in the Partnership Agreement, and (3) either individually or as a group hold units representing at least 10% of the outstanding units (measured on a fully diluted basis and treating the preferred units on an as-converted basis) both at the time of giving notice of such nomination and at the meeting.

Nominations of Director Candidates by the Board

The Board of the General Partner is responsible for nominating persons for election to the Board and filling vacancies on the Board that may occur between annual meetings. The Board believes that all directors must possess a considerable amount of management experience (such as experience as an executive), a solid financial background, and oil and gas related business or investment experience. The nominating and governance committee is responsible for establishing criteria for the selection of new Board members and identifying (taking into account all factors the committee considers appropriate), evaluating, and recommending candidates to the Board of the General Partner for prospective Board membership. The committee also considers matters relating to the retirement of Board members, including term limits or age limits, attendance at Board and committee meetings, conflicts of interest, and other relevant factors. The nominating and governance committee does not have a formal policy with respect to diversity.

Nomination of Director Candidates by Unitholders

Unitholders may nominate directors for election to the Board of the General Partner, provided that they comply with the requirements described below and in the section of this Proxy Statement entitled “Proposals and Nomination of Director Candidates for the 2018 Annual Meeting.” While we do not have a policy that specifically addresses the consideration of director candidates recommended by unitholders, there would be no differences in the manner and criteria by which the nominating and governance committee and the Board evaluate director candidates recommended by unitholders and those recommended by other sources.

For any nominations brought before an annual meeting by a nominating unitholder, the unitholder must give timely notice thereof in writing to the General Partner. The notice must contain certain information as described in the Partnership Agreement. To be timely, the nomination notice must be delivered to the General Partner not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date, the nomination notice must be so delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by us or the General Partner). The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a nominating unitholder’s notice as described above.

In the event that the number of directors to be elected to the Board of the General Partner is increased effective at the annual meeting and there is no public announcement by us or the General Partner naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, the nomination notice will also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the General Partner not later than the close of business on the 10th day following the day on which a public announcement is first made by us or the General Partner.

Nominations of persons for election to the Board also may be made at a special meeting of limited partners at which directors are to be elected in accordance with the Partnership Agreement.

Only persons who are nominated in accordance with the procedures set forth in the Partnership Agreement will be eligible to be elected at an annual or special meeting of limited partners to serve as directors. Notwithstanding the foregoing, unless otherwise required by law, if the unitholder (or a qualified representative of the unitholder) does not appear at the annual or special meeting of unitholders to present a nomination, the nomination shall be disregarded notwithstanding that proxies in respect of a vote may have been received by the General Partner or us.

In addition to the provisions described above and in the Partnership Agreement, a unitholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder; provided, however, that any references in the Partnership Agreement to the Exchange Act or the rules promulgated thereunder are not intended to and do not limit any requirements applicable to nominations pursuant to the Partnership Agreement, and compliance with the Partnership Agreement is the exclusive means for a unitholder to make nominations.

Majority Voting Policy

We have adopted a Majority Voting Policy, which provides that any incumbent nominee for director in an uncontested election (i.e., an election where the only nominees are those recommended by the Board) who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly, but in any case, no later than five (5) business days following the certification of the unitholder vote, tender his or her resignation for consideration by the nominating and governance committee.

The nominating and governance committee will promptly consider the tendered resignation and, as soon as reasonably practicable following the date of the nominating and governance committee’s receipt of such resignation, but in any case, no later than 45 calendar days following certification of the unitholder vote, will recommend to the Board of the General Partner whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the Majority Withheld Vote. In making this recommendation, the nominating and governance committee will consider all factors deemed relevant by its members, including the underlying reasons why unitholders “withheld” votes for the director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the Partnership, whether by accepting such resignation we will no longer be in compliance with any applicable law, rule, regulation, or governing document, and whether or not accepting the resignation is in the best interests of us and our unitholders.

The Board of the General Partner will act on the nominating and governance committee’s recommendation promptly, but in any case, no later than 120 days following the certification of the unitholder vote. In consideration of the nominating and governance committee recommendation, the Board will consider the factors considered by the nominating and governance committee and such additional information and factors the Board of the General Partner deems relevant. We will promptly publicly disclose the Board’s decision and process in a periodic or current report filed with or furnished to the SEC.

Any director who, in accordance with the Majority Voting Policy, tenders his or her resignation, will not participate in the nominating and governance committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. However, such director shall remain active and engaged in all other nominating and governance committee and Board activities, deliberations, and decisions during this nominating and governance committee and Board process.

If a majority of the members of the nominating and governance committee received a Majority Withheld Vote at the same election, then the independent directors who are on the Board of the General Partner and who did not receive a Majority Withheld Vote will act as the Board of the General Partner for the purpose of considering the tendered resignations and will decide whether to accept or reject them.

Communication with the Board

A holder of our units or other interested party who wishes to communicate with the directors of the General Partner may do so by sending communications to the Board, any committee of the Board, the non-management directors, the Chairman of the Board, or any other director by telephone at (713) 445-3200, or in writing to 1001 Fannin Street, Suite 2020, Houston, Texas, 77002 by marking the envelope containing each communication as “Unitholder Communication with Directors” and clearly identifying the intended recipient(s) of the communication. Communications will be relayed to the intended recipient of the Board except in instances where it is deemed unnecessary or inappropriate to do so pursuant to our guidelines, which are available on our website at www.blackstoneminerals.com in the “Corporate Governance” subsection under the “Investors” section. Any communications withheld under those guidelines will nonetheless be retained and available for any director who wishes to review them.

Code of Ethics

We have a Code of Business Conduct and Ethics that applies to our directors, officers, and employees as well as a Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and the other senior financial officers, each as required by NYSE and SEC rules. Each of the foregoing is available on our website at www.blackstoneminerals.com in the “Corporate Governance” subsection of the “Investors” section. We will provide copies, free of charge, of any of the foregoing upon receipt of a written request to Investor Relations at Black Stone Minerals, L.P., 1001 Fannin Street, Suite 2020, Houston, Texas 77002. We intend to disclose amendments to and waivers, if any, from our Code of Business Conduct and Ethics and Financial Code of Ethics, as required, on our website, www.blackstoneminerals.com, promptly following the date of any such amendment or waiver.

Procedures for Review, Approval, and Ratification of Transactions with Related Persons

Under our Code of Business Conduct and Ethics, a director is expected to bring to the attention of the General Counsel any conflict or potential conflict of interest that may arise between the director or any affiliate of the director, on the one hand, and us or the General Partner on the other. The resolution of any conflict or potential conflict should, at the discretion of the Board and in light of the circumstances, be determined by a majority of the disinterested directors.

In addition, under the Code of Business Conduct and Ethics, any executive officer is required to avoid conflicts of interest unless approved in advance by the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the directors and executive officers of the General Partner and persons who own more than 10% of a registered class of our equity securities to file reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership on Form 4 or Form 5 with the SEC. Based solely on our review of the reporting forms and written representations provided to us from the individuals required to file reports, we believe that each of our executive officers and directors has complied with the applicable reporting requirements for transactions in our securities during the year ended December 31, 2016.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the rationale and policies with regard to the compensation of our named executive officers (“Named Executive Officers” or “NEOs”) for our fiscal year ending December 31, 2016 (the “2016 Fiscal Year”). Our Named Executive Officers for the 2016 Fiscal Year include:

Name	Title
Thomas L. Carter, Jr.	President, Chief Executive Officer, and Chairman
Jeffrey P. Wood	Senior Vice President and Chief Financial Officer
Holbrook F. Dorn	Senior Vice President, Business Development
Brock Morris	Senior Vice President, Engineering and Geology
Steve Putman	Senior Vice President, General Counsel, and Secretary
Marc Carroll	Former Senior Vice President and Chief Financial Officer

This CD&A is intended to provide context for the tabular disclosure provided in the executive compensation tables below and to provide investors with the material information necessary to understanding our executive compensation program.

EXECUTIVE SUMMARY

Overview of Our Executive Compensation Program

In preparation for our initial public offering, the Compensation Committee of our Board (“Compensation Committee”) conducted a thorough review of our pay philosophy, strategy, definition of the competitive market, and incentive programs to align with the Partnership’s go-forward business strategy. In addition, the Compensation Committee adopted an annual review process for the Partnership’s compensation program. The most recent review of the Partnership’s compensation program was conducted in November 2016. This annual review process allows us to adjust our position based on market conditions and our business strategy to provide continual alignment between our compensation philosophy and corporate objectives.

We use traditional compensation elements of base salary, annual and long-term incentives, and employee benefits to deliver an attractive and competitive compensation program. We benchmark both compensation and Partnership performance in evaluating the appropriateness of pay. All executive pay programs are administered by an independent Compensation Committee, with the assistance of an independent compensation consultant. Highlights of our executive compensation program include the following:

What We Do		What We Don’t Do

✓	Link annual incentives to the achievement of a pre-established performance goals	×	Tax gross ups

✓	Provide 50% of our long-term compensation in the form of performance-based incentives	×	“Single trigger” change-in-control payments

✓	Regularly evaluate our compensation programs	×	Excessive perquisites

✓	Maintain an independent Compensation Committee	×	Hedging of Partnership units

✓	Engage an independent Compensation Consultant	×	Guaranteed bonuses for executive officers

✓	Maintain a clawback policy

✓	Emphasize performance-based, at risk compensation

Partnership Performance Highlights

In 2016, we exceeded our targets for Adjusted EBITDA, reserves growth, and production growth, despite continued volatility in global economic and oil-and-gas industry conditions and persistent lows in crude oil and natural gas prices. Our Adjusted EBITDA outperformance was driven primarily by a corresponding increase in production and higher-than-expected lease bonus, and associated cash land transactions. Reserves increased 27% from the end of fiscal year 2015, primarily as a result of our acquisition program and increased development activity in the Haynesville play. Production increased 11% year-over-year, driven by higher gas production in the Haynesville and Wilcox plays, as well as increased oil production in the Bakken/Three Forks, Wilcox, and Wolfcamp plays. See pages 59-60 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measure of net income.

Key Components of our Compensation Program and Compensation Mix

Our executive compensation program is a traditional structure that has been customized to align with the Partnership’s business and organizational objectives. We annually evaluate the various components of our compensation program relative to the competitive market. Our compensation and benefit programs have historically consisted of the following key components, which are described in greater detail below:

•	Base salary;

•	Short-term incentive bonuses;

•	Long-term incentive awards;

•	Severance arrangements; and

•	Broad-based retirement, health and welfare benefits.

In allocating compensation among the various components, we emphasize performance-based, at-risk compensation while also providing competitive levels of fixed compensation. Long-term incentives comprise the largest portion of total compensation and provide an important connection to common unitholder interests. We do not target a specific percentage for each element of compensation relative to total compensation. We evaluate each element against the competitive market within the parameters of our compensation strategy. Therefore, the relative weighting of each element of our total pay mix may change over time as the competitive market moves or other market conditions which affect us change. Our resulting compensation mix reflects alignment with our compensation strategy of competitively targeting the market for all elements of compensation.

The charts below show the target compensation mix for our Mr. Carter, our Chief Executive Officer, and the average target compensation mix of the other NEOs for the 2016 Fiscal Year (other than Mr. Wood, who only received pro-rated awards for the limited portion of 2016 after he began serving as our Chief Financial Officer).

SETTING EXECUTIVE COMPENSATION

Objectives of our Executive Compensation Program

We design our executive compensation program to support our strategic goal of paying for performance and to motivate and reward executives for both short-term and long-term performance. The Partnership’s executive compensation program is structured to focus on the following key objectives:

Objectives	How We Meet Our Objectives
Attract and retain high performing talent	• Provide a competitive total compensation package considering base salary, short-term and long-term incentives, and benefits.

Motivate and reward executives

•    Provide a significant portion of each NEO’s total compensation opportunity in the form of variable compensation

•    Align our executive compensation with short-term and long-term performance of the Partnership

Address the cyclicality of the oil and gas industry

•    The short-term incentive plan focuses on financial goals to encourage executives to execute on short-term goals that lead to long-term unitholder value

•    The long-term incentive plan utilizes a combination of performance-based and time-based awards, balancing an emphasis on performance and retention through the business cycles

Align executive compensation with unitholder interests

•    The Partnership places a large emphasis on at-risk and variable compensation in the form of short and long-term incentives which comprise, on average, more than 85% of target total direct compensation for our NEOs

Peer Group

The Compensation Committee utilizes a comparator group of industry companies (the “Peer Group”) to evaluate the competitiveness of our executive compensation program. The Peer Group represents organizations of comparable size and comparable complexity of operations. Further, the Peer Group represents those organizations with which we compete for talent. The Compensation Committee reviews the Peer Group annually to ensure continued appropriateness for benchmarking purposes. For the 2016 Fiscal Year, the Peer Group consisted of companies selected for comparative size, complexity, revenue, EBITDA, and market capitalization.

The Compensation Committee assesses our compensation elements using compiled Peer Group data and national compensation survey data to establish market consensus information (“Competitive Market Data”). The Peer Group used for 2016 compensation benchmarking consisted of the following companies:

Antero Resources Corporation	Energen Corporation	Parsley Energy, Inc.
Bill Barrett Corporation	EP Energy Corporation	PDC Energy, Inc.
Cabot Oil & Gas Corporation	EXCO Resources, Inc.	Range Resources Corporation
Carrizo Oil & Gas, Inc.	Gulfport Energy Corporation	Rice Energy Inc.
Cimarex Energy Co.	Laredo Petroleum, Inc.	RSP Permian, Inc.
Clayton Williams Energy, Inc.	Matador Resources Company	Sanchez Energy Corporation
Denbury Resources Inc.	Newfield Exploration Company	SM Energy Company
Diamondback Energy, Inc.	Oasis Petroleum Inc.	Whiting Petroleum Corporation

Process and Procedures for Determining Executive Compensation

Our executive compensation program is overseen by the Compensation Committee. The Board discusses compensation issues during full board meetings, but the Compensation Committee has ultimate responsibility for making decisions relating to the compensation of our NEOs. Our Compensation Committee is comprised of four members of the Board, with William G. Bardel serving as the chairperson and Michael C. Linn, John H. Longmaid, and Alexander D. Stuart serving as members. All members of the Compensation Committee meet the independence standards established by the NYSE. The Compensation Committee Charter provides that Compensation Committee with authority to (i) review, evaluate, and determine the compensation of the CEO annually, (ii) evaluate, revise, and approve the compensation of other executive officers, (iii) review and approve employment agreements and severance arrangements for the executive officers, (iv) review, approve, and administer incentive compensation plans and arrangements, (v) review and approve all employee benefit plans for the Partnership, (vi) evaluate the risk of the Partnership’s incentive compensation arrangements, and (vii) review director compensation and recommend any changes to the Board. Although the above authority has been delegated to the Compensation Committee pursuant to the Compensation Committee Charter, the Board retains full responsibility with respect to continuing oversight of the Compensation Committee and its actions. For more detailed information regarding the Compensation Committee, the current Compensation Committee Charter is posted under the “Corporate Governance” subsection of the “Investor” section of our website at www.blackstoneminerals.com.

Our Chief Executive Officer reviews compensation for all of our NEOs other than himself, and makes compensation recommendations to the Compensation Committee. The Compensation Committee also receives information and advice from its independent compensation consultant as well as from our human resources department and management to assist in compensation determinations. The Compensation Committee typically reviews the components of our executive officer compensation program on an annual basis and approves adjustments as it deems appropriate. The Compensation Committee then evaluates the Chief Executive Officer’s recommendations and conducts its own independent review and evaluation of the Chief Executive Officer’s compensation and makes a final recommendation to the Board with respect to compensation for all NEOs based on several factors, including individual performance, business results, and general information related to compensation at members of our Peer Group. The Compensation Committee makes all final compensation decisions for our NEOs by exercising its discretion in accepting, modifying or rejecting any management recommendations.

The Compensation Committee generally approves any changes to base salary levels, bonus opportunities, and other annual compensation components on or before February 28 of each fiscal year, with such changes traditionally becoming effective as of January 1 of such fiscal year.

Role of the Independent Compensation Consultant

The Compensation Committee has engaged Frederic W. Cook & Co. Inc. (“FW Cook”) to serve as its independent compensation consultant. The independent compensation consultant reports to and acts at the direction of the Compensation Committee. FW Cook provides no services for management or the Compensation Committee that are unrelated to the duties and responsibilities of the Compensation Committee. At the request of the Compensation Committee, FW Cook has undertaken comprehensive market reviews annually, which have been utilized by the Compensation Committee when making its recommendations for the Partnership’s compensation programs. The Compensation Committee annually reviews FW Cook’s independence under NYSE rules and has determined that FW Cook is independent.

Role of the Executive Officers

Executive compensation decisions are typically made on an annual basis by the Compensation Committee. Our Chief Executive Officer and General Counsel attend Compensation Committee meetings and assist in the process and provide input regarding the compensation of the NEOs, other than themselves. During executive sessions of the Compensation Committee, the Chief Executive Officer and General Counsel, as well as FW Cook, are excused. Although the Compensation Committee considers the input from Chief Executive Officer and General Counsel, the Compensation Committee makes all final determinations regarding executive compensation.

ELEMENTS OF THE EXECUTIVE COMPENSATION PROGRAM

Base Salary

Each NEO’s base salary is a fixed component of compensation and does not vary depending on the level of performance achieved. Base salaries are determined for each NEO based on position and responsibility and are generally set at levels deemed necessary to attract and retain individuals with superior talent commensurate with their relative expertise and experience. We review the base salaries for each NEO annually as well as at the time of any promotion or significant change in job responsibilities, and in connection with each review, we consider individual and company performance over the course of that year. Base Salaries for our NEOs for 2015 and 2016, as well as the changes thereto, are set forth in the table below:

Name	2015 Base Salary	2016 Base Salary	Base Salary % Change
Thomas L. Carter, Jr.	$669,500	$669,500	0%
Jeffrey P. Wood	N/A	$322,500	N/A
Holbrook F. Dorn	$350,000	$350,000	0%
Brock Morris	$330,000	$330,000	0%
Steve Putman	$257,500	$257,500	0%
Marc Carroll	$386,250	$386,250	0%

Short-Term Incentive Bonuses

Our performance-based short term incentive plan (“STI Bonus”) is based upon our pay-for-performance philosophy. The STI Bonus provides our NEOs with an incentive in the form of an annual bonus to achieve our overall business goals. These awards are payable based on the achievement of annual financial objectives measured against our internal operating plan established at the beginning of each fiscal year, subject to reduction or increase by the Compensation Committee for individual and team performance during the performance period.

Annual STI Bonus targets are measured as a percentage of each NEO’s base salary and are reviewed and confirmed annually by the Compensation Committee. The table below provides STI Bonus targets as a percentage of base salary for each of our NEOs for the 2016 Fiscal Year.

Name	Target (as a % of Base Salary)
Thomas L. Carter, Jr.	120%
Jeffrey P. Wood	100%
Holbrook F. Dorn	100%
Brock Morris	100%
Steve Putman	100%
Marc Carroll	100%

Payouts can range from 0% to 200% of the established percentage of salary, with a payout of 50% if threshold performance is achieved, 100% if target performance is achieved, and 200% if maximum performance is achieved.

2016 STI Performance Results

The STI Bonuses for the 2016 Fiscal Year were equal to the product of each NEO’s (i) target bonus and (ii) our adjusted EBITDAX achievement. For the 2016 Fiscal Year, the adjusted EBITDAX target established at the beginning of the performance period was $226.5 million. Actual adjusted EBITDAX for the 2016 Fiscal Year was $257.0 million, which was further adjusted by the Compensation Committee to $260.9 million. We achieved an adjusted EBITDAX payout factor of 150.692% of target. The STI Bonus achievement resulted in payments to participants as reflected below, as reduced for the pro-rated amount Mr. Carroll earned upon his retirement:

Name	Target Bonus Value		Adjusted EBITDAX Payout Factor	Actual Bonus Earned
Thomas L. Carter, Jr.	$803,400		1.50692	$1,210,660
Jeffrey P. Wood	$54,781		1.50692	$82,551
Holbrook F. Dorn	$350,000		1.50692	$527,422
Brock Morris	$330,000		1.50692	$497,284
Steve Putman	$257,500		1.50692	$388,032
Marc Carroll	$333,484	*	1.50692	$502,526

*	While the Compensation Committee originally set Mr. Carroll’s target STI Bonus at $386,250, it was reduced to $333,484 upon his retirement on November 11, 2016

For purposes of calculating the STI Bonus, adjusted EBITDAX was calculated as the ratio of our actual adjusted EBITDAX for the applicable year to our budgeted adjusted EBITDAX for such year, as adjusted by an Adjusted EBITDAX Payout Factor that accelerates the effect of under- or over-achievement such that an adjusted EBITDAX achievement ratio of 1.3 or more results in a 200% maximum Adjusted EBITDAX Payout Factor, an adjusted EBITDAX achievement ratio of 0.7 results in a 50% threshold Adjusted EBITDAX Payout Factor, and an adjusted EBITDAX achievement ratio of less than 0.7 results in a 0% Adjusted EBITDAX Payout Factor, with linear interpolations between the target (100%) and either the threshold or maximum, as applicable. For this purpose, (a) our actual adjusted EBITDAX for the 2016 Fiscal Year was calculated as the sum, subject to further adjustment by the Compensation Committee, of our (i) net income, (ii) interest expense, (iii) income tax expense, (iv) depreciation, depletion, amortization, and impairment expense, (v) targeted compensation associated with grants or issuances of equity interests (including carried interests in real property) to employees or members of the Board or associated with our incentive or retention plans or agreements (whether cash or equity), and (vi) dry hole expense, as determined in accordance with GAAP, consistently applied, and further adjusted by adding cash land transactions and reversing the effect of any actual incentive compensation charges that exceed target, and (b) our budgeted adjusted EBITDAX for the applicable year was the adjusted EBITDAX amount projected in the annual budget for such year approved by the Board.

For the 2016 Fiscal Year, the Compensation Committee determined it was appropriate to settle the STI Bonus in common units in order to maximize our distributable cash flow and further align the interests of the NEOs with our unitholders.

Long-Term Incentives

Our long-term incentive program is designed to align the interests of executive officers with unitholders and reward executives for achievement of long-term goals. Long-term incentives are critical to the retention of executives and provide executives an opportunity to acquire equity ownership in the Partnership. For these reasons, we place more emphasis on long-term incentive compensation than any other compensation element.

The Compensation Committee annually reviews and determines the allocation between the long-term incentive vehicles based on market information, as well as input from senior management regarding our key business drivers. For the 2016 Fiscal Year, the long-term incentive program consisted of a combination of performance-based unit awards and time-based restricted unit awards. This reflected a shift from prior years when a portion of the long-term incentive program consisted of a performance-based cash incentive award, and it reflects the Company’s goal of maximizing our distributable cash flow and the Compensation Committee’s goal of aligning the interests of our NEOs with our unitholders. Long-term equity incentive awards are provided under the Black Stone Minerals, L.P. Long-Term Incentive Plan (“LTIP”).

LTI Performance Units

One-half of the target value of long-term incentive awards granted to our NEOs for the 2016 Fiscal Year consisted of long-term performance-based phantom units (“LTI Performance Units”). The Compensation Committee grants performance-based awards to drive our performance towards achievement of established goals over a three-year performance period. The acquisition targets established by the selected performance goals are intended to encourage long-term growth and bolster the health of the Company’s assets. The target LTI Performance Units granted to each NEO are reflected in the following table:

Name	Target LTI Performance Units
Thomas L. Carter, Jr.	231,111
Jeffrey P. Wood	11,478
Holbrook F. Dorn	102,222
Brock Morris	75,555
Steve Putman	57,777
Marc Carroll	106,666

The LTI Performance Units granted during the 2016 Fiscal Year are measured based on the average performance percentage attained for the performance period beginning January 1, 2016 and ending December 31, 2018. The percent of the target LTI Performance Units that will become earned upon the attainment of average performance percentage will be determined using linear interpolation in accordance with the following table:

	Below Threshold	Threshold	Target	Maximum
Average Performance Percentage	< 70%	70%	100%	130%
% of Target LTI Performance Units that are Earned	0%	50%	100%	200%

The average performance percentage is determined by finding the mean of the “production performance percentage” and the “reserve performance percentage” for each of the three years in the performance period. The “production performance percentage” reflects the attainment of production levels as a percentage of the budgeted production levels (as determined by the Board) for the applicable year. The “reserve performance percentage” reflects the attainment of reserve levels as a percent of the budgeted reserve levels (as determined by the Board) for the applicable year. For the 2016 Fiscal Year, the “reserve performance percentage” was achieved at 124.09% of target and the “production performance percentage” was achieved at 109.45%, resulting in an “average performance percentage” of 116.77% of target.

LTI Restricted Units

One-half of the target value of long-term incentive awards granted to our NEOs for the 2016 Fiscal Year consisted of restricted unit awards (“LTI Restricted Units”). The Compensation Committee grants these time-based awards to encourage and promote retention of key employees. The LTI Restricted Units granted to the NEOs on February 19, 2016 (and to Mr. Wood upon his appointment as an officer in November 2016) vest ratably over a three-year period in accordance with the following table:

Vesting Date	Portion of the Award that Becomes Vested
January 7, 2017	1/3
January 7, 2018	1/3
January 7, 2019	1/3

Post-Employment and Change in Control Benefits

The NEOs have severance agreements that provide for severance payments and benefits upon certain terminations of employment, including enhanced benefits upon certain terminations of employment following a change in control. These agreements are intended to provide protections to the NEOs in the event of certain involuntary terminations, and they assist in recruiting and retaining high performing talent. Additionally, these agreements provide us with an opportunity to obtain non-competes and other restrictive covenants, providing protection to the Company in the event of the termination of an NEO’s employment. For a description of the terms of the severance agreements with each of NEOs, please see the section below entitled “Potential Payments Upon Termination or a Change in Control.”

Other Benefits

We currently maintain a 401(k) Plan, which permits all eligible employees, including the NEOs, to make voluntary pre-tax contributions to the plan. In addition, we are permitted to make discretionary matching contributions under the plan. Matching contributions are subject to a graded vesting schedule, with 33% vested after one year, 66% vested after two years, and 100% vested after the initial three years of employment with us. Following three years of employment, future company matching contributions vest immediately. All contributions under the plan are subject to certain annual dollar limitations, which are periodically adjusted for changes in the cost of living.

We also provide health and welfare benefits to our NEOs on the same terms as generally offered to our employees. In addition, we reimburse the costs associated with Mr. Carter’s memberships to the Coronado Club and the Downtown Club; however, the aggregate cost of these memberships is less than $10,000 per year.

OTHER COMPENSATION ITEMS

Tax and Accounting Implications

We account for equity compensation expenses under the rules of FASB ASC Topic 718, which requires us to estimate and record an expense for each award of equity compensation over the vesting period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. Because we are a limited partnership, Section 162(m) of the Internal Revenue Code generally does not apply to compensation paid to our NEOs for services provided to us. Accordingly, the Compensation Committee does not consider its impact in determining compensation levels. The Compensation Committee has taken into account the tax implications to us in its decision to grant long-term equity incentive compensation awards in the form of restricted units and performance-based phantom units as opposed to options or unit appreciation rights.

Clawback Policy

We maintain the Black Stone Minerals, L.P. Incentive Compensation Recoupment Policy (the “Clawback Policy”). In the event of a required restatement of the Partnership’s financial statements due to material non-compliance with any financial reporting requirement, the Clawback Policy provides the Board with authority to require the reimbursement or forfeiture of unvested, performance-based equity granted pursuant to the LTIP.

Unit Ownership and Retention Guidelines

We maintain unit ownership and retention guidelines. These guidelines require officers and non-employee directors to maintain a minimum level of unit ownership equal to the following:

Title	Ownership Guideline
Chief Executive Officer	5x annualized base salary
Senior Vice President	3x annualized base salary
Vice President	1x annualized base salary
Non-Employee Director	5x annual retainer

Officers and non-employee directors must obtain these ownership levels by the latest of (i) May 6, 2020, (ii) within five years of the date of the individual’s appointment as an officer or a non-employee director, or (iii) within five years of the date of the individual’s promotion to a higher position listed on the table above. Until such unit ownership is achieved, we encourage officers and non-employee directors to retain at least 50% of the “net” units obtained through awards granted pursuant to the LTIP. The Compensation Committee reviews current unit ownership annually. While all officers and non-employee directors subject to these guidelines still have at least three years to achieve these ownership levels, as of the last review in 2016, Messrs. Carter and Dorn and ten of the non-employee directors had already achieved the requisite unit ownership.

Risk Assessment

The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. Management reviews the risks arising from our compensation policies and practices. The team reviewed and discussed the design features, characteristics, performance metrics at the company and segment levels and approval mechanisms of total compensation for all employees, including salaries, incentive plans, and equity-based compensation awards, to determine whether any of these policies or programs could create risks that are reasonably likely to have a material adverse effect on us.

Our compensation philosophy and culture support the use of base salary, performance-based compensation, and retirement plans that are generally uniform in design and operation throughout our organization and with all levels of employees. These compensation policies and practices are centrally designed and administered, and are substantially identical between our business divisions. In addition, the following specific factors, in particular, reduce the likelihood of excessive risk-taking:

•	Our overall compensation levels are competitive with the market.

•	Our compensation mix is balanced among (i) fixed components like salary and benefits, (ii) annual incentives that reward our overall financial performance, business unit financial performance, operational measures, and individual performance, and (iii) a portfolio approach for equity-based awards, primarily consisting of long-term incentive performance units and long-term incentive restricted units.

•	Awarding our long-term incentive compensation in the form of units ties compensation to unit price performance over multiple-year periods, with equity-based awards generally vesting over three years. This minimizes the benefit of a temporary spike in unit price.

•	The Compensation Committee has discretion to reduce performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our unitholders.

•	Executive officers are subject to certain ownership requirements, as described above, and our insider trading policy, which prohibits executive officers from engaging in short term or speculative trading of common units in the Partnership.

In summary, although a significant portion of the compensation provided to named executive officers is performance-based, we believe our compensation programs do not encourage excessive and unnecessary risk taking by executive officers (or other employees) because these programs are designed to encourage employees to remain focused on both our short- and long-term operational and financial goals. We set performance goals that we believe are reasonable in light of our past performance and market conditions. A portion of the performance-based, variable compensation we provide is comprised of long-term incentives in the form of long-term restricted unit awards subject to time based vesting conditions, which retains value even in a depressed market, so executives are less likely to take unreasonable risks. With respect to our performance-based incentives, assuming achievement of at least a threshold level of performance, payouts result in some compensation at levels below full target achievement.

Actions Taken After the 2016 Fiscal Year

Effective January 1, 2017, the Compensation Committee approved an increase of Mr. Putman’s base salary from $257,500 to $280,000. As an additional retention incentive, the Compensation Committee made a one-time grant of LTI Restricted Units to Mr. Carter on January 7, 2017. These LTI Restricted Units will vest ratably over three years, and are generally subject to the same terms as the annual LTI Restricted Unit awards.

In February 2017, the Compensation Committee approved the annual grants of equity and incentive compensation, pursuant to which the Named Executive Officers received (i) LTI Performance Units, which are subject to achievement of performance objectives over a performance period beginning January 1, 2017 and ending December 31, 2019, (ii) LTI Restricted Units, which vest ratably over three years, and (iii) an STI Bonus, which is subject to the achievement of performance objectives over a performance period beginning January 1, 2017 and ending December 31, 2017.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed our Compensation Discussion and Analysis with management. Based upon such review, the related discussion with management and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board that our Compensation Discussion and Analysis be included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016, and in this Proxy Statement.

COMPENSATION COMMITTEE:

William G. Bardel, Chairperson

Michael C. Linn

John H. Longmaid

Alexander D. Stuart

Summary Compensation Table

The table below provides information concerning the annual compensation of our named executive officers (our “Named Executive Officers” or “NEOs”) for the fiscal years ended December 31, 2016, December 31, 2015 and December 31, 2014.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Unit Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas L. Carter, Jr.	2016	$669,500	$—	$5,199,998		$4,638,772	$13,250	$10,521,520
(President, Chief	2015	$669,500		$5,398,966		$3,653,445	$13,250	$9,735,161
Executive Officer, and Chairman)	2014	$669,500		$2,594,313		$1,882,176	$119,286	$5,265,275
Jeffrey P. Wood	2016	$54,991	$75,000(5)	$403,108		$82,551	$2,750	$618,400
(Senior Vice President and Chief Financial Officer)
Holbrook F. Dorn	2016	$350,000	$—	$2,299,996		$1,854,433	$13,250	$4,517,679
(Senior Vice President,	2015	$350,000		$7,449,545		$1,449,966	$13,250	$9,262,761
Business Development)	2014	$334,750		$1,004,250		$646,199	$13,000	$1,998,199
Brock Morris	2016	$330,000	$—	$1,699,988		$1,273,075	$13,250	$3,316,313
(Senior Vice President,
Engineering and Geology)
Steve Putman	2016	$257,500	$—	$1,299,982		$1,068,550	$12,875	$2,638,907
(Senior Vice President,
General Counsel, and Secretary)
Marc Carroll (6)	2016	$337,969	$—	$2,442,986	(7)	$—	$3,581,652	$6,362,607
(Former Senior Vice	2015	$386,250		$7,499,545		$1,656,920	$13,250	$9,555,965
President and Chief Financial Officer)	2014	$386,250		$1,158,750		$785,441	$13,000	$2,343,441

(1)	Amounts include elective deferrals made by our NEOs under the Black Stone Energy Company 401(k) Plan (the “401(k) Plan”).
(2)	Amounts for 2014 reflect the grant date fair value of common units in our predecessor, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), which awards were converted into an equivalent number of restricted common and subordinated units as part of the IPO. Amounts for 2015 reflect the grant date fair value of awards granted in 2015, computed in accordance with FASB ASC Topic 718, which includes the converted restricted unit awards and one-time awards granted in connection with our initial public offering. Amounts for 2016 reflect the grant date fair value of LTI restricted units and LTI performance units granted in 2016, computed in accordance with FASB ASC Topic 718. See Note 10 to our consolidated financial statements for additional detail regarding assumptions underlying the value of these equity awards.
(3)	Amounts reflect (i) short-term incentive bonus (“STI Bonus”) awards earned by each NEO in 2014, 2015, and 2016 and (ii) performance-based cash incentive awards under the BSMC 2012 Executive Incentive Plan (the “EIP”) awarded to each NEO in each of 2012, 2013, and 2014 and earned, respectively, in 2014, 2015, and 2016. Unlike in prior years, the performance-based awards granted to NEOs in the 2016 Fiscal Year were granted in the form of LTI performance units and are reflected in the “Unit Awards” column in the year of grant. For 2016, the amounts reflected in this column were settled in the number of common units of the Partnership listed in the table below:

NEO	STI Bonus	EIP
Thomas L. Carter, Jr.	69,180	195,892
Jeffrey P. Wood	4,717	—
Holbrook F. Dorn	30,138	75,829
Brock Morris	28,416	44,330
Steve Putman	22,173	38,886

(4)

Amounts reported in the “All Other Compensation” column include Partnership matching contributions to the NEO’s 401(k) Plan of $13,250 for each of Messrs. Carter, Dorn, Morris, and Carroll, $2,750 for Mr. Wood, and $12,875 for Mr. Putman. The amounts reported for Mr. Carroll also include, in connection with his retirement, pro-rata portions of his 2014 EIP cash incentive award, 2015 EIP cash incentive award, and 2016 STI Bonus (each of which were settled in common units), a lump sum cash severance payment of

$531,093.80, a lump sum cash payment of $31,200 for 12 months of COBRA coverage, and consulting payments totaling $48,281.25 for his services as a consultant from November 16, 2016 through December 31, 2016.
(5)	In connection with his appointment as Senior Vice President and Chief Financial Officer, Mr. Wood received a one-time signing bonus of $75,000.
(6)	Mr. Carroll retired from his position as Senior Vice President and Chief Financial Officer on November 11, 2016.
(7)	As a result of Mr. Carroll’s retirement, the Board approved accelerated vesting of 66,474 restricted common units, 17,149 restricted subordinated units, and 58,389 performance units held by Mr. Carroll at November 11, 2016. The accelerated vesting resulted in a modification charge with respect to those awards under FASB ASC Topic 718, and the amount reported in the “Stock Awards” column for Mr. Carroll for 2016 reflects the associated incremental fair value of the accelerated awards, computed as of the November 11, 2016 modification date in accordance with FASB ASC Topic 718. This same amount is also reported in the “Grants of Plan-Based Awards” table.

Grants of Plan-Based Awards for the 2016 Fiscal Year

The following table includes information about awards granted to our NEOs during 2016, including 2016 STI Bonus awards, LTI performance unit awards, and LTI restricted unit awards.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas L. Carter, Jr.		$401,700	$803,400	$1,606,800
	2/19/16				115,555	231,111	462,222		$2,599,999
	2/19/16							231,111	$2,599,999
Jeffrey P. Wood		$27,391	$54,781	$109,562
	11/11/16				5,739	11,478	22,956		$201,554
	11/11/16							11,478	$201,554
Holbrook F. Dorn		$175,000	$350,000	$700,000
	2/19/16				51,111	102,222	204,444		$1,149,998
	2/19/16							102,222	$1,149,998
Brock Morris		$165,000	$330,000	$660,000
	2/19/16				37,777	75,555	151,110		$849,994
	2/19/16							75,555	$849,994
Steve Putman		$128,750	$257,500	$515,000
	2/19/16				28,888	57,777	115,554		$649,991
	2/19/16							57,777	$649,991
Marc Carroll		$193,125	$386,250	$772,500
	2/19/16				53,333	106,666	213,332		$1,199,993
	2/19/16							106,666	$1,199,993
	11/11/16								$43,000(5)

(1)	Amounts in these columns represent the threshold, target, and maximum estimated payouts for STI Bonus awards. The actual value of bonuses paid to our NEOs for 2016 under this program can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
(2)	Amounts in these columns represent the number of LTI performance units granted in 2016 that would vest upon the achievement of a threshold, target, and maximum level of performance. The actual number of performance units that will vest will not be determinable until the close of the 3-year vesting period on December 31, 2018 and will depend on production levels and reserve amounts, over that period.
(3)	This column includes the number of LTI restricted units granted our NEOs during 2016.
(4)	The amounts shown in this column represent the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. For additional information regarding the assumptions underlying this calculation please see Note 10 to our consolidated financial statements for additional detail regarding assumptions underlying the value of these equity awards.
(5)	As a result of Mr. Carroll’s retirement, the Board approved accelerated vesting of 66,474 restricted common units, 17,149 restricted subordinated units, and 58,389 performance units held by Mr. Carroll at November 11, 2016. The accelerated vesting resulted in a modification charge with respect to those awards under FASB ASC Topic 718, and this amount reflects the associated incremental fair value of the accelerated awards, computed as of the November 11, 2016 modification date in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table reflects information regarding outstanding unvested common and subordinated units held by our NEOs as of December 31, 2016.

	Unit Awards
Name	Number of Units that Have Not Vested(1)	Market Value of Units that Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Units that Have Not Vested(1)	Equity Incentive Plan Awards: Market Value of Unearned Units that Have Not Vested(2)
Thomas L. Carter, Jr.
Converted Restricted Common Units	58,163(3)	$1,092,301
Converted Restricted Subordinated Units	76,180(4)	$606,393
IPO Performance Units			24,554(7)	$461,124
LTI Performance Units			462,222(8)	$8,680,529
LTI Restricted Units	231,111(5)	$4,340,265
Jeffrey P. Wood
LTI Performance Units			22,956(8)	$431,114
LTI Restricted Units	11,478(5)	$215,557
Holbrook F. Dorn
Converted Restricted Common Units	24,778(3)	$465,331
Converted Restricted Subordinated Units	32,455(4)	$258,342
IPO Performance Units			27,632(7)	$518,929
LTI Performance Units			204,444(8)	$3,839,458
IPO Restricted Units	124,333(6)	$2,334,974
LTI Restricted Units	102,222(5)	$1,919,729
Brock Morris
Converted Restricted Common Units	17,288(3)	$324,669
Converted Restricted Subordinated Units	22,645(4)	$180,254
IPO Performance Units			23,015(7)	$432,222
LTI Performance Units			151,110(8)	$2,837,846
IPO Restricted Units	103,561(6)	$1,944,876
LTI Restricted Units	75,555(5)	$1,418,923
Steve Putman
Converted Restricted Common Units	13,658(3)	$256,497
Converted Restricted Subordinated Units	17,888(4)	$142,388
IPO Performance Units			22,254(7)	$417,930
LTI Performance Units			115,554(8)	$2,170,104
IPO Restricted Units	100,137(6)	$1,880,573
LTI Restricted Units	57,777(5)	$1,085,052
Marc Carroll	—	—	—	—

(1)	The equity awards disclosed in this Outstanding Equity Awards at 2016 Fiscal Year-End table are denominated in common units, except with respect to certain converted awards in our predecessor which are denominated in subordinated units.
(2)	Reflects the market value of our common units and, where applicable, subordinated units underlying each NEO’s equity awards, computed, in the case of common units, based on the closing price of our common units on December 30, 2016, which was $18.78 per common unit, and, in the case of subordinated units, calculated using a value discounted from the 30-day volume-weighted average price of the common units for the period ending on December 31, 2016.

(3)	A portion of each NEO’s outstanding converted restricted common units vested on January 1, 2017 and March 15, 2017, and the remainder will vest on March 15, 2018, so long as the NEO remains employed by the General Partner or one of its affiliates on such dates.
(4)	A portion of each NEO’s outstanding converted restricted subordinated units vested on January 1, 2017 and March 15, 2017, and the remainder will vest on March 15, 2018, so long as the NEO remains employed by the General Partner or one of its affiliates on such dates.
(5)	One third of each NEO’s outstanding LTI restricted units vested on January 7, 2017, and the remainder of each NEO’s outstanding LTI restricted units will vest ratably on January 7, 2018 and January 7, 2019, in each case, so long as the NEO remains employed by the General Partner or one of its affiliates on such dates.
(6)	One third of each NEO’s outstanding IPO restricted units vested on March 15, 2017, and the remainder of each NEO’s outstanding IPO restricted units will vest ratably on March 15 of each of 2018 and 2019, in each case, so long as the NEO remains employed by the General Partner or one of its affiliates on such dates.
(7)	A portion of each NEO’s IPO performance units became earned at the end of the performance period on March 31, 2017 based upon the level of achievement of the applicable performance conditions. The remainder of each NEO’s performance units may become earned over the remaining 12-month performance periods ending March 31 of each of 2018 and 2019 (subject to a make-up performance period in respect of the last performance period) depending upon the level of achievement of the applicable performance conditions and, in each case, so long as the NEO remains continuously employed by the General Partner or one of its affiliates through each such date. The number of units reported in this column assumes that our adjusted operating surplus for each performance period is achieved at the threshold level.
(8)	Each NEO’s outstanding LTI performance units will become earned over the three-year performance period ending December 31, 2018 depending on the level of achievement of the applicable performance conditions and so long as the NEO remains continuously employed by the General Partner or one of its affiliates through such date. The number of units reported in this column assumes that our production and reserve percentages for each performance period are achieved at the maximum level, which may not be representative of the actual payouts that will occur upon the settlement of these LTI performance units, as such actual payouts may be significantly less.
(9)	Mr. Carroll did not hold any outstanding equity awards as of December 31, 2016.

Option Exercise and Units Vested in the 2016 Fiscal Year

The following table provides information, on an aggregate basis, about the NEOs awards that vested during the fiscal year ended December 31, 2016.

	Units Awards
Name	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Thomas L. Carter, Jr.	163,822	$2,129,662
Jeffrey P. Wood	—	$—
Holbrook F. Dorn	135,863	$1,847,827
Brock Morris	103,701	$1,418,489
Steve Putman	95,555	$1,312,167
Marc Carroll	283,431	$4,531,288

(1)	The amounts reported in this column equal the number of units vested multiplied by the price of our subordinated units and the closing price of our common units, as applicable, on the applicable vesting date.

Pension Benefits and Nonqualified Deferred Compensation

We have not maintained, and do not currently maintain, a defined benefit pension plan or a nonqualified deferred compensation plan providing for retirement benefits.

Potential Payments Upon Termination or a Change in Control

Each of our NEOs may be entitled to certain severance and other benefits upon a termination of employment under the terms of their respective award agreements and severance agreements, as described in further detail below. The description of the relevant terms of such award agreements and severance agreements set forth below does not purport to be a complete description of all of the provisions of any such agreements and is qualified in its entirety by reference to the forms of award agreements and severance agreements previously filed.

Separation and Consulting Agreement with Mr. Carroll

In connection with his retirement effective November 11, 2016, we entered into a Separation and Consulting Agreement and General Release of Claims with Mr. Carroll. Pursuant to its terms, Mr. Carroll was provided with the following:

•	Lump sum cash severance of $531,093.80;

•	Lump sum cash payment of $31,200 representing the cost of COBRA continuation coverage for 12 months;

•	Pro-rated portion of his STI Bonus award equal to $333,484, which was subject to a true-up for actual performance for an additional amount equal to $169,042, each of which were settled in the form of common units;

•	Accelerated vesting of 66,474 restricted common units and 17,149 restricted subordinated units;

•	Accelerated vesting of 58,389 common units related to outstanding performance unit awards, which was subject to a true-up for actual performance for an additional 5,728 common units and is subject to an additional true-up for actual performance following the results of the first quarter of the 2017 fiscal year;

•	Distribution equivalent payment equal to $42,115.74 related to performance unit awards; and

•	Pro-rated portion of his long-term incentive performance awards equal to $2,110,480, which was subject to a true-up for actual performance for an additional amount equal to $344,825.31, each of which were settled in the form of common units.

In addition, Mr. Carroll agreed to provide consulting services to us through June 30, 2017, for which he is being compensated at a rate of $32,187.50 per month.

Severance Agreements

Each of our NEOs entered into a severance agreement with an affiliate of the General Partner in connection with the IPO or, for Mr. Wood, in connection with the commencement of his employment, that, among other things, provides for the payment of cash severance payments and benefits in the event the executive officer’s employment is terminated under certain circumstances.

More specifically, each NEO’s severance agreement provides that if the executive officer experiences a “qualifying termination,” then so long as the executive officer executes (and does not revoke within any time provided to do so) a release in a form satisfactory to us within the applicable time period specified in the severance agreement, the executive officer will receive the following severance payments and benefits: (a) a lump sum cash severance payment equal to the sum of: (i) an amount equal to 1.0 (or, in the case of Mr. Carter, 2.0) times the sum of the executive officer’s annualized base salary and target annual bonus as in effect on the date of such termination (or, if such termination occurs within 24 months following a “change in control,” an amount equal to 2.0 (or, in the case of Mr. Carter, 3.0) times the sum of the executive officer’s annualized base salary and target annual bonus as in effect on the date of such termination); (ii) a pro-rated portion of the executive officer’s target bonus for the calendar year that includes the date of such termination; and (iii) any earned but unpaid bonus for the calendar year preceding the calendar year that includes the date of such termination; and (b) monthly cash reimbursement for the amount the executive officer pays for continuation coverage under our affiliates’ group health plans for up to 12 months following such termination (or, if such termination occurs within 24 months following a change in control, for up to 24 months following such termination).

Under each severance agreement:

•	“cause” generally means a determination by two-thirds of the Board that the applicable executive officer has: (a) willfully and continually failed to substantially perform the officer’s duties; (b) willfully engaged in conduct that is demonstrably and materially injurious to us or any of our affiliates; (c) been convicted of, or has plead guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony; (d) committed an act of fraud, or material embezzlement or material theft; or (e) materially breached any of the officer’s obligations under the severance agreement or any other written agreement entered into between the officer and us or any of our affiliates;

•	“good reason” generally means the occurrence of any of the following events without the applicable executive officer’s written consent: (a) a reduction in the officer’s total compensation other than a general reduction in compensation that affects all similarly situated employees in substantially the same proportions; (b) a relocation of the officer’s principal place of employment by more than 50 miles; (c) a material breach by us or any of our affiliates of the severance agreement or any other written agreement with the officer; (d) a material, adverse change in the officer’s title, authority, duties or responsibilities; (e) a material adverse change in the reporting structure applicable to the officer; (f) following a change in control, the failure to continue (or the taking of any action that adversely affects the officer’s participation in) any benefit plan or compensation arrangement in which the officer was participating immediately prior to such change in control; or (g) in the case of Mr. Carter, the General Partner’s failure to nominate Mr. Carter for election to the Board and to use its best efforts to have Mr. Carter elected and re-elected, as applicable;

•	“change in control” generally means (a) the acquisition of beneficial ownership of more than 50% of our common units and subordinated units; (b) the complete liquidation of the partnership; (c) the sale of all or substantially all of our assets to any person other than one of our affiliates; (d) the occurrence of a transaction resulting in the General Partner or one of its affiliates ceasing to be our sole general partner; (e) the failure of the individuals who constitute the “incumbent board” of the General Partner to constitute at least a majority of the Board; or (f) the occurrence of a transaction resulting in us ceasing to own, directly or indirectly, 100% of the outstanding equity interests of the General Partner; and

•	“qualifying termination” general means a termination without “cause” (other than a termination due to death or disability) or the executive officer’s resignation for “good reason.”

The severance agreements also contain certain restrictive covenants pursuant to which our executive officers recognize an obligation to comply with, among other things, certain confidentiality covenants as well as covenants not to compete in a defined market area with us or any of our affiliates or solicit any of our affiliates’ employees, in each case, during the term of the agreement and for a period of one year (or, in the case of Mr. Carter, two years) thereafter.

2012 Executive Incentive Plan

Under the 2012 Executive Incentive Plan (“EIP”), if a NEO’s employment terminates due to his death or “disability” or his employment is involuntarily terminated for any other reason other than “cause,” the NEO (or the NEO’s estate, as applicable) will be entitled to receive a pro-rated portion of each cash incentive award for each performance period that includes the NEO’s termination date. For purposes of the EIP, “cause” generally has the same meaning provided above under the severance agreements and “disability” generally means an executive officer’s inability to perform the essential functions of his or her position with us, with reasonable accommodation, for a period of at least 90 consecutive days or 120 days in any 12-month period.

Converted Restricted Unit Agreements

In addition, pursuant to the Converted Restricted Unit Agreements, if a NEO’s employment is terminated without “cause” or if the NEO resigns for “good reason,” subject to the NEO’s execution and non-revocation of a release, a pro-rated portion of the NEO’s unvested common units and unvested subordinated units will become vested as of such termination so long as the NEO has remained continuously employed between the date of grant through the date of such termination of employment; provided that if such termination of employment occurs within 24 months following a “change of control” or such termination occurs as a result of the NEO’s “disability” or death, all of the NEO’s unvested common units and unvested subordinated units will become vested as of such termination. For purposes of the Converted Restricted Unit Agreement, “cause,” “good reason,” and “change of control” generally have the same meanings provided above under the severance agreements and the EIP.

IPO Award Agreements

Under each NEO’s IPO performance award agreements, if the NEO experiences a “qualifying termination” and such termination of employment occurs prior to March 31, 2020, subject to the NEO’s execution and non-revocation of a release, (i) all unearned performance units that would have become earned in the performance period that includes the date of such termination of employment (based on year-to-date annualized performance for such performance period) will become earned as of the date of such termination of employment and (ii) the NEO will also be entitled to receive a lump sum cash “true up” payment with respect to each such earned performance unit equal to the cumulative amount of cash distributions that would have been paid to the NEO by us in respect of a common unit if the NEO had held a common unit during the period commencing on the date of grant of the performance units and ending on the date of the NEO’s termination of employment. If a NEO’s employment is terminated as a result of the NEO’s “disability” or death and such termination of employment occurs prior to March 31, 2020, (x) all unearned performance units that would have become earned in the performance period that includes the date of such termination (determined based on actual performance for such performance period) will become earned as of the date on which the compensation committee of the Board determines our adjusted operating surplus (and, if applicable, whether the subordination period has expired) for such performance period; and (y) with respect to each unearned performance unit, if any, that becomes earned pursuant to the preceding clause (x), the NEO will receive the true up payment described in clause (ii) of the prior sentence.

In addition, pursuant to Messrs. Dorn, Putman, and Morris’s IPO restricted unit award agreements, if the NEO experiences a “qualifying termination,” subject to the NEO’s compliance with a release requirement, a pro-rated portion of the NEO’s unvested common units will become vested as of such termination so long as the NEO has remained continuously employed between the date of grant through the date of such termination of employment; provided that if such termination of employment occurs within 24 months following a “change of control” or such termination occurs as a result of the NEO’s “disability” or death, all of the NEO’s unvested common units will become vested as of such termination.

For purposes of the IPO award agreements for both the performance units and the restricted units described above, “change of control,” “disability” and “qualifying termination” generally have the same meanings provided above under the severance agreements and the EIP.

LTI Award Agreements

Under each NEO’s LTI performance unit award agreements, if the NEO experiences a “qualifying termination” that is not within 24 months following a “change of control,” subject to the NEO’s execution and non-revocation of a release, the performance period shall be deemed to have ended as of the date of such termination and a pro-rated portion of the NEO’s performance units will become earned based on actual performance through the date of such termination. If a NEO’s employment is terminated as a result of the NEO’s “disability” or death or if the “qualifying termination” occurs within 24 months following a “change of control,” the NEO’s performance units will become earned based on actual performance through the date of such termination and assuming target performance for the remainder of the performance period. In each case, the NEO will also be entitled to receive additional common units equal to the value of the cumulative amount of cash distributions that would have been paid to the NEO by us in respect of a common unit if the NEO had held a common unit during the period commencing on the date of grant of the performance units and ending on the date of termination of the NEO’s employment.

Under each NEO’s LTI restricted unit award agreements, if the NEO experiences a “qualifying termination,” subject to the NEO’s compliance with a release requirement, a pro-rated portion of the NEO’s unvested common units will become vested as of such termination so long as the NEO has remained continuously employed between the date of grant through the date of such termination of employment; provided that if such termination of employment occurs within 24 months following a “change of control” or such termination occurs as a result of the NEO’s “disability” or death, all of the NEO’s unvested common units will become vested as of such termination.

For purposes of the LTI award agreements for both the performance units and the restricted units described above, “change of control,” “disability” and “qualifying termination” generally have the same meanings provided above under the severance agreements and the EIP.

The table below discloses the amount of compensation and/or other benefits due to the NEOs in the event of their termination of employment, including, but not limited to, in connection with a change in control.

Name	Termination without Cause or Resignation for Good Reason	Termination without Cause or Resignation for Good Reason within 24 months following a Change in Control	Death or Disability
Thomas L. Carter, Jr.
Cash Severance	$2,945,800	$4,418,700	$—
EIP Acceleration	$2,312,454	$2,312,454	$2,312,454
Equity Acceleration	$4,554,306	$11,189,393	$11,189,393
DER True Up Payment Value	$132,437	$301,677	$301,677
Continued Medical Coverage	$18,528	$37,056	$—
TOTAL	$9,963,525	$18,259,280	$13,803,524
Jeffrey P. Wood
Cash Severance	$645,000	$1,290,000	$—
EIP Acceleration	$—	$—	—
Equity Acceleration	$125,995	$471,340	$471,340
DER True Up Payment Value	$1,719	$3,916	$3,916
Continued Medical Coverage	$31,176	$62,352	$—
TOTAL	$803,890	$1,827,608	$475,256
Holbrook F. Dorn
Cash Severance	$700,000	$1,400,000	$—
EIP Acceleration	$1,022,816	$1,022,816	$1,022,816
Equity Acceleration	$2,588,348	$7,256,446	$7,256,446
DER True Up Payment Value	$58,578	$133,434	$133,434
Continued Medical Coverage	$31,176	$62,352	$—
TOTAL	$4,400,918	$9,875,048	$8,412,696
Brock Morris
Cash Severance	$660,000	$1,320,000	$—
EIP Acceleration	$755,994	$755,994	$755,994
Equity Acceleration	$1,939,684	$5,552,498	$5,552,498
DER True Up Payment Value	$43,296	$98,624	$98,624
Continued Medical Coverage	$31,176	$62,352	$—
TOTAL	$3,430,150	$7,789,468	$6,407,116
Steve Putman
Cash Severance	$515,000	$1,030,000	$—
EIP Acceleration	$578,113	$578,113	$578,113
Equity Acceleration	$1,597,334	$4,652,105	$4,652,105
DER True Up Payment Value	$33,108	$75,419	$75,419
Continued Medical Coverage	$31,176	$62,352	$—
TOTAL	$2,754,731	$6,397,989	$5,305,637

(1)	The amounts reported in this row are calculated based upon the NEO’s base salary at the time of termination and target STI Bonus at the time of termination multiplied by the applicable multiplier and paid in a lump-sum, as described in the narrative above.
(2)	The amounts reported in this row include the amount earned pursuant to the terms of the EIP for long-term cash incentive awards granted in 2015 based on actual performance through December 31, 2016 and assuming target performance for January 1, 2017 through December 31, 2017, as described in the narrative above.

(3)	The amounts reported in this row were calculated by multiplying the number of performance units and restricted units that would accelerate under the applicable termination scenario by $18.78, the closing price of our common units on December 30, 2016, or $7.96, the value of our subordinated units determined using a value discounted from the 30-day volume-weighted average price of our common units for the period ending on December 31, 2016, as applicable, based on performance as of December 31, 2016. Any actual payout received will be determined by the Compensation Committee at the time the NEO actually terminates in accordance with the terms of the applicable agreement.
(4)	The amounts reported in this row are calculated based on the distributions paid to our common unitholders with respect to each outstanding common unit during the applicable performance period multiplied by the number of performance units which would accelerate upon the applicable termination scenario.
(5)	The continued medical coverage amount is based on 2016 premiums and each NEO’s elected coverage for medical, dental, and vision insurance, which is assumed for purposes of this table to remain the same of 12 months and 24 months, as applicable.

Director Compensation

Generally

Officers or employees of the General Partner or any of its affiliates who also serve as directors of the General Partner will not receive additional compensation for such service. Each director of the General Partner who is not an officer or employee of the General Partner or any of its affiliates receives the following cash compensation:

•	an annual base retainer fee of $75,000 per year;

•	an additional retainer of $20,000 per year if such director serves as the chairperson of the audit committee;

•	an additional retainer of $15,000 per year if such director serves as the chairperson of the compensation committee; and

•	an additional retainer of $10,000 per year if such director serves as the chairperson of any other committee.

For the 2016 Fiscal Year only, members of the conflicts committee received additional retainers of $35,000 (or $45,000 for the chairperson of the committee), in lieu of the standard committee retainers. In addition to cash compensation, our non-employee directors receive annual equity-based compensation under the LTIP consisting of fully vested common units. Such awards have an aggregate grant date value equal to $175,000 and will be subject to the terms and conditions of the LTIP and the award agreements pursuant to which such awards are granted. In the year in which a new non-employee director is elected to the Board for the first time, such director will also receive a one-time award under the LTIP with a grant date value equal to $100,000, subject to the terms and conditions of the LTIP and the award agreement pursuant to which such award is granted.

All retainers are paid in cash on a quarterly basis in arrears, subject to a non-employee director’s election to instead receive such retainers in the form of fully vested common units. Our non-employee directors do not receive any meeting fees, but each director is reimbursed for (i) travel and miscellaneous expenses to attend meetings and activities of the Board or its committees and (ii) travel and miscellaneous expenses related to participation in general education and orientation programs for directors.

Director Compensation Table

The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($)(1)	Unit Awards ($)(2)	Total ($)
William G. Bardel	$125,000	$175,000	$300,000
Carin M. Barth	$140,000	$175,000	$315,000
D. Mark DeWalch	$75,000	$175,000	$250,000
Ricky J. Haeflinger (3)	$75,000	$175,000	$250,000
Jerry V. Kyle, Jr.	$75,000	$175,000	$250,000
Michael C. Linn	$75,000	$175,000	$250,000
John H. Longmaid	$75,000	$175,000	$250,000
William N. Mathis	$85,000	$175,000	$260,000
Robert E.W. Sinclair (4)	$30,208	$175,000	$205,208
Alexander D. Stuart	$110,000	$175,000	$285,000
Allison K. Thacker	$75,000	$175,000	$250,000

(1)	Includes annual cash retainer fee and committee chair fees for each non-employee director during fiscal 2016, as more fully explained above. Messrs. Bardel, Kyle, and Mathis elected to receive their retainer and meeting fees in common units in lieu of cash.
(2)	The amounts reflected in this column represent the grant date fair value of common units granted to the non-employee directors of the General Partner, computed in accordance with FASB ASC Topic 718, and include fully vested common units granted in January 2016. See Note 10 to our consolidated financial statements for additional detail regarding assumptions underlying the value of these equity awards.
(3)	Mr. Haeflinger has agreed or is obligated to transfer all or a portion of the compensation payable to him for his service on the Board to the Mayo Clinic.
(4)	Mr. Sinclair resigned from the Board of the General Partner effective May 26, 2016.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our common units that may be issued under equity compensation plans as of December 31, 2016:

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3)
Equity compensation plans approved by security holders	—	$—	—
Equity compensation plans not approved by security holders	2,312,838	$—	12,723,822
Total	2,312,838	$—	12,723,822

(1)	This column reflects the maximum number of common units subject to performance unit awards granted under the Black Stone Minerals, L.P. Long-Term Incentive Plan (the “LTIP”) outstanding and unvested as of December 31, 2016. Because the number of common units to be issued upon settlement of outstanding performance unit awards is subject to performance conditions, the number of common units actually issued may be substantially less than the number reflected in this column. No options or warrants have been granted under the LTIP.
(2)	No options have been granted under the LTIP and performance unit awards reflected in column (a) are not reflected in this column as they do not have an exercise price.
(3)	This column reflects the total number of common units remaining available for issuance under the LTIP.

Our only equity compensation plan is the LTIP. The LTIP was approved by the General Partnership prior to our initial public offering but has not been approved by our public unitholders. Please read Note 10 to our consolidated financial statements for a description of our equity compensation plans. In addition, a detailed description of the terms of the LTIP is available in our registration statement on Form S-1, last filed on April 22, 2015 under the heading “Executive Compensation and Other Information—Long Term Incentive Plan.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common and subordinated units as of April 10, 2017 by:

•	the General Partner;

•	each of the General Partner’s directors, director nominees, and named executive officers;

•	each unitholder known by us to beneficially hold 5% or more of our common units, on an as-converted basis; and

•	all of the General Partner’s directors, director nominees, and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise noted, the address for each beneficial owner listed below is 1001 Fannin Street, Suite 2020, Houston, Texas 77002.

Name of Beneficial Owner	Common Units Beneficially Owned(1)	Percentage of Common Units Beneficially Owned(1)	Subordinated Units Beneficially Owned(1)	Percentage of Subordinated Units Beneficially Owned(1)	Percentage of Common and Subordinated Units Beneficially Owned(1)
Black Stone Minerals GP, L.L.C. (2)	—	—	—	—	—
Carter 2221, Ltd. (3)	4,970,834	5.0%	6,510,669	6.8%	5.9%
Thomas L. Carter, Jr.(4)	6,166,314	6.3%	6,722,977	7.0%	6.6%
Jeffrey P. Wood (5)	58,500	*	—	*	*
Marc Carroll	362,977	*	175,540	*	*
Holbrook F. Dorn (6)	513,314	*	175,358	*	*
Brock Morris (7)	286,539	*	41,255	*	*
Steve Putman (8)	266,326	*	31,863	*	*
William G. Bardel (9)	205,119	*	215,480	*	*
Carin M. Barth	26,726	*	—	*	*
D. Mark DeWalch (10)	110,934	*	103,554	*	*
Ricky J. Haeflinger (11)	2,802,450	2.8%	3,907,028	4.1%	3.4%
Jerry V. Kyle, Jr. (12)	348,882	*	409,187	*	*
Michael C. Linn	55,171	*	37,258	*	*
John H. Longmaid (13)	1,641,941	1.7%	2,089,375	2.2%	1.9%
William N. Mathis (14)	1,515,248	1.5%	1,920,970	2.0%	1.8%
William E. Randall (15)	1,808,160	1.8%	2,094,424	2.2%	2.0%
Alexander D. Stuart (16)	3,905,917	4.0%	5,057,315	5.2%	4.6%
Allison K. Thacker (17)	4,265,595	4.3%	3,072,569	3.2%	3.8%
Directors, director nominees, and executive officers as a group (18 people)	24,359,238	24.78%	24,336,311	25.2%	25.0%

*	Less than 1%
(1)	Reflects conversion of our preferred units. Preferred units may be converted at the conversion rate of 30.3431 common units and 39.7427 subordinated units per preferred unit at any time and are mandatorily convertible in annual tranches until January 1, 2018. Except with respect to certain matters requiring the approval of the holders of preferred units, each preferred unit is entitled to vote as a single class with the common and subordinated units on an as-converted basis.
(2)	Black Stone Minerals GP, L.L.C., the General Partner, owns 733,670 common units and 960,943 subordinated units; these units are not included in the beneficial ownership table or in total units outstanding because this entity is our wholly-owned subsidiary.
(3)	Carter2221, Ltd. is a family partnership, of which our Chairman, Chief Executive Officer, and President, Thomas L. Carter, Jr., serves as the general partner.

(4)	Mr. Carter has sole voting power over 5,437, 832 common units and 6,666,316 subordinated units, including all units held by Carter2221, Ltd., described above. He shares voting power over an aggregate of 96,557 common units and 29,808 subordinated units held by trusts for the benefit of Mr. Carter’s children. Mr. Carter’s ownership also includes 631,925 unvested restricted common units and 26,853 unvested restricted subordinated units issued as equity-based compensation.
(5)	Includes 52,468 unvested restricted common units issued as equity-based compensation.
(6)	Includes 224,029 unvested restricted common units and 11,878 unvested restricted subordinated units issued as equity-based compensation.
(7)	Includes 173,362 unvested restricted common units and 8,779 unvested restricted subordinated units issued as equity-based compensation.
(8)	Includes 149,690 unvested restricted common units and 6,713 unvested restricted subordinated units issued as equity-based compensation.
(9)	Mr. Bardel has shared voting and investment power over 19,415 common units and 25,431 subordinated units owned by a family member
(10)	Mr. DeWalch has shared voting and investment power over 15,351 common units and 20,107 subordinated units held by a trust, of which he serves as co-trustee. He also has shared voting and investment power over 12,554 common units and 12,582 subordinated units held by family members.
(11)	Mr. Haeflinger has shared voting and investment power over an aggregate of 2,792,450 common units and 3,907,028 subordinated units owned by Mayo Clinic and Mayo Clinic Master Retirement Trust.
(12)	Mr. Kyle has shared voting and investment power over an aggregate of 259,881 common units and 340,389 subordinated units held by two trusts, of which he serves as co-trustee and beneficiary. He also has shared voting and investment power over an aggregate of 4,000 common units held by four trusts, of which he serves as co-trustee.
(13)	Mr. Longmaid has sole voting and investment power over 1,068,810 common units and 1,338,701 subordinated units held by a trust, of which he serves as trustee. He also shares investment and voting power over 573,131 common units and 750,674 subordinated units held by two trusts, of which he is a beneficiary.
(14)	Mr. Mathis has sole voting and investment power over an aggregate of 924,501 common units and 1,190,736 subordinated units held by WM Capital Partners, L.P., Conti Street Partners, L.P., and Conti Street Minerals, L.P. He has shared voting and investment power over an aggregate of 189,117 common units and 247,701 subordinated units held by the estate of a family member, of which he serves as co-executor. Mr. Mathis also has shared voting and investment power over 101,755 common units and 133,277 subordinated units held by a trust, of which he serves as co-trustee.
(15)	Mr. Randall has shared voting and investment power of 1,778,160 common units and 2,094,424 subordinated units held by RFI Partnership.
(16)	Mr. Stuart has sole voting and investment power over an aggregate of 3,528,917 common units and 4,622,092 subordinated units owned by North Star Oil & Gas, Topsfield Energy, Ltd., and RDS Investments, L.P. All his individually owned units, as well as portions of the holdings of North Star Oil & Gas and Topsfield Energy, Ltd., are pledged to a bank as collateral for loans. He also shares voting and investment power over 78,265 common units and 102,510 subordinated units held by a trust, of which he serves as co-trustee and which are pledged to a bank as collateral for a loan to the trust. Mr. Stuart also has shared voting and investment power over 6,687 common units held by a trust, of which he serves as co-trustee.
(17)	Ms. Thacker has shared voting and investment power over 4,205,170 common units and 3,061,173 subordinated units held by William Marsh Rice University, as to which she disclaims beneficial ownership. Ms. Thacker serves as Chief Investment Officer of an affiliate of that entity. Ms. Thacker also has shared voting and investment power over 25,000 common units held by a trust.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The audit committee of the Board of the General Partner has appointed Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2017. Ernst & Young served as our independent registered public accounting firm for the year ended December 31, 2016.

Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make a statement should they choose to do so. They will also be available to respond to appropriate questions and inquiries from unitholders.

Unitholder ratification of the selection of Ernst & Young as our independent registered public accounting firm is not required by the Partnership Agreement or otherwise. We have submitted ratification to a vote of the unitholders because we believe it is consistent with best practices in corporate governance to do so. If the unitholders fail to ratify the selection, the audit committee will reconsider the retention of that firm, but may retain such independent registered public accounting firm regardless. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of us and our unitholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST  & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017.

Changes in our Independent Registered Public Accounting Firm

On December 1, 2014, the Texas based practice of UHY LLP (“UHY”) was acquired by BDO USA, LLP (“BDO”).

On January 13, 2015, the audit committee of BSNR’s board of managers, the former general partner of our predecessor, approved the dismissal of UHY as our independent registered public accounting firm, effective immediately.

From January 1, 2015 through January 13, 2015, there were (i) no disagreements between us and UHY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of UHY, would have caused UHY to make reference to the subject matter of the disagreement in its report on the consolidated financial statements for such year and (ii) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

On January 13, 2015, the audit committee of BSNR’s board of managers engaged BDO as our independent registered public accounting firm.

From January 1, 2015 through January 13, 2015, neither us nor anyone on our behalf consulted with BDO regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that BDO concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

On March 15, 2016, the audit committee of the Board approved the dismissal of BDO as our independent registered public accounting firm. On March 15, 2016, the audit committee notified BDO of its dismissal effective immediately.

BDO’s report on our consolidated financial statements for the fiscal year ended December 31, 2015 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the year ended December 31, 2015 and in the subsequent interim period through March 15, 2016, there were (i) no disagreements between us and BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreement in its reports on the consolidated financial statements for such years and (ii) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

On March 15, 2016, the audit committee of the Board approved the engagement of Ernst & Young as our independent registered public accounting firm. Ernst & Young was formally engaged on March 20, 2016.

During our two most recent fiscal years ended December 31, 2015 and 2014 and the subsequent interim period through March 15, 2016, neither us nor anyone on our behalf consulted with Ernst & Young regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that Ernst & Young concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Audit and Other Fees

For the years ended December 31, 2016 and 2015, consolidated fees billed to us by Ernst & Young and BDO, our independent registered public accounting firms for those periods, respectively, were as follows (in thousands):

Fees Paid	Year Ended December 31,
	2016	2015
Audit Fees	$1,259	$832
Audit-Related Fees	—	—
Tax Fees	—	555
All Other Fees	21	5

Total	$1,280	$1,392

(1)	Audit Fees consist of the aggregate fees billed for professional services rendered for (i) the audit of our annual financial statements, including those included in our Annual Report on Form 10-K, and a review of interim financial statements, including those included in our Quarterly Reports on Form 10-Q, (ii) the filing of our Registration Statement on Form S-1, related to the IPO, and our Shelf Registration Statement on Form S-3, (iii) services that are normally provided in connection with statutory and regulatory filings or engagements for those years, and (iv) accounting consultations.
(2)	Audit-Related Fees consist of the aggregate fees billed for professional services rendered in connection with assurance and related services that are reasonably related to the performance of the audit or review of the registrant’s financial services.

(3)	Tax Fees consist of the aggregate fees billed for professional services rendered in connection with tax compliance, tax advice, and tax planning.
(4)	Other Fees consist of aggregate fees billed for professional services rendered by the principal accountant that are not included in Audit Fees, Audit-Related Fees, or Tax Fees.

As outlined in its charter, the audit committee of the Board of the General Partner is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between us and our independent auditors. For the year ended December 31, 2016, the audit committee pre-approved 100% of the services described above.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the audit committee members shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (the “SEC”), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Black Stone Minerals, L.P. (the “Partnership”) specifically incorporates such information by reference in such filing.

The Board of Directors of the Partnership’s general partner (the “Board”) has determined that all current audit committee members are (i) independent, as defined in Rule 10A-3 promulgated under the Exchange Act, (ii) independent under the standards set forth by the New York Stock Exchange, and (iii) financially literate. In addition, Ms. Barth qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act.

The audit committee has reviewed and discussed with the Partnership’s management the audited consolidated financial statements in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016. The audit committee discussed with Ernst & Young, the Partnership’s independent registered public accounting firm for the year ended December 31, 2016, matters required to be discussed by standards of the Public Company Accounting Oversight Board (“PCAOB”).

Ernst & Young also provided to the audit committee the written disclosure required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the audit committee concerning independence. The audit committee discussed with Ernst & Young the firm’s independence.

Based on the audit committee’s discussions with management and Ernst & Young, and the audit committee’s review of the report of Ernst & Young to the audit committee, the audit committee recommended that the Board include the audited consolidated financial statements in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC.

The Audit Committee:

Carin M. Barth

Ricky J. Haeflinger

William N. Mathis

Jerry V. Kyle, Jr.

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the unitholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES FOR THE 2018 ANNUAL MEETING

If our 2018 Annual Meeting is held within 30 days before or 70 days after June 8, 2018, in order to nominate a person for election to the Board of the General Partner, notice must be received in writing by our Investor Relations Department at our principal executive offices at 1001 Fannin Street, Suite 2020, Houston, Texas 77002, no later than the close of business on March 10, 2018 and no earlier than February 8, 2018. If our 2018 Annual Meeting is held more than 30 days before or 70 days after June 8, 2018, unitholder nominations to the Board must be received in writing by our Investor Relations Department at the address listed above not earlier than the close of business on the 120th day prior to the 2018 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2018 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2018 Annual Meeting is first made by us or the General Partner. All such unitholder nominations must also be otherwise eligible for inclusion under the terms set forth in the Partnership Agreement. For additional information, please read “Governance Matters—Director Nominations—Nomination of Director Candidates by Unitholders.”

Any unitholder who wishes to submit a proposal that is not related to the nomination of persons for election to the Board of the General Partner for inclusion in the proxy materials and for presentation at the 2018 Annual Meeting may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In accordance with Rule 14a-8, unitholder proposals should be received by our Investor Relations Department not later than December 27, 2017. Any unitholder who wishes to submit a proposal for inclusion in the proxy materials for our 2018 Annual Meeting must submit such proposal by the dates referred to above, or it will be considered untimely.

ANNUAL MEETING OF LIMITED PARTNERS OF

BLACK STONE MINERALS, L.P.

June 8, 2017

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement, proxy card, and Black Stone Minerals, L.P.’s Annual Report on Form 10-K

are available at http://www.astproxyportal.com/ast/20065

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

↓	Please detach along perforated line and mail in the envelope provided.	↓

⬛	21230000000000000000 8	060817

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.  Election of directors to the board of directors of Black Stone Minerals, L.P.’s general partner, each to serve until the 2018 annual meeting of limited partners and thereafter until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal:

				2. Ratification of the appointment of Ernst & Young LLP as Black Stone Minerals, L.P.’s independent registered public accounting firm for the year ending December 31, 2017.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)

NOMINEES:

¡  William G. Bardel

¡  Carin M. Barth

¡  Thomas L. Carter, Jr.

¡  D. Mark DeWalch

¡  Ricky J. Haeflinger

¡  Jerry V. Kyle, Jr.

¡  Michael C. Linn

¡  John H. Longmaid

¡  William N. Mathis

¡  William E. Randall

¡  Alexander D. Stuart

¡  Allison K. Thacker

______ ______ ______ ______ ______ ______ ______ ______ ______ ______ ______ ______

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned unitholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.

				INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: (🌑).

To cumulate your vote for one or more of the above nominee(s), write the manner in which such votes shall be cumulated in the space to the right of the nominee(s) name(s). If you are cumulating your vote, do not mark the circle. If you wish to cumulate your votes, you must vote by using the proxy card rather than voting by telephone or the Internet.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Unitholder	Date:	Signature of Unitholder	Date:

⬛	Note:

Please sign exactly as your name or names appear on this Proxy. When units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

⬛

0                ∎

BLACK STONE MINERALS, L.P.

Proxy for Annual Meeting of Limited Partners on June 8, 2017

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Thomas L. Carter, Jr. and Steve Putman, and each of them, with full power of substitution and power to act alone, as proxies to vote all the units which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Limited Partners of Black Stone Minerals, L.P., to be held on June 8, 2017 at 2:00 p.m., Hilton Americas-Houston, 1600 Lamar Street, Houston, TX 77010, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

∎    1.1

14475      ∎